As filed with the Securities and Exchange Commission on November 2, 1998
                                                      Registration No. 333-62931


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                         INTERMEDIA COMMUNICATIONS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              ---------------------

            DELAWARE                                            59-29-13586
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                              3625 QUEEN PALM DRIVE
                              TAMPA, FLORIDA 33619
                                 (813) 829-0011
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ---------------------

                     DAVID C. RUBERG, CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         INTERMEDIA COMMUNICATIONS INC.
                              3625 QUEEN PALM DRIVE
                              TAMPA, FLORIDA 33619
                                 (813) 829-0011
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              ---------------------

                                    COPY TO:

                            RALPH J. SUTCLIFFE, ESQ.
                        KRONISH LIEB WEINER & HELLMAN LLP
                           1114 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10036-7798
                              ---------------------

                  Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

                  If the only securities being registered on this form are being offered pursuant to dividend on interest reinvestment plans, please check the following box. [ ]

                  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of Securities         AMOUNT TO BE                PRICE                AGGREGATE                AMOUNT OF
 to be Registered            REGISTERED               PER SHARE                PRICE              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Depositary Shares           8,000,000                 20.00(1)           $ 160,000,000.00           $47,200(6)
each representing a
one hundredth
interest in a share
of 7% Series F
Junior Convertible
Preferred Stock
(liquidation
preference $25.00
per share)
------------------------------------------------------------------------------------------------------------------
7% Series F Junior             80,000                     N.A.                       N.A.                  (2)
Convertible
Preferred Stock,
liquidation
preference $2,500
per share, $1.00
par value per share
------------------------------------------------------------------------------------------------------------------
Common Stock,               4,753,417 (3)(4)              N.A.                       N.A.                  (2)
$.01 par value per
share issuable upon
conversion of the
Depositary Shares
and 7% Series F
Junior Convertible
Preferred Stock
------------------------------------------------------------------------------------------------------------------
Common Stock,                         (5)                     (5)           $  28,622,222.00(5)        $ 8,444(6)
$.01 par value per
share, issuable as
dividends on the
7% Series F Junior
Convertible
Preferred Stock
------------------------------------------------------------------------------------------------------------------
Common Stock,                  93,602                      (7)           $      1,652,637              $   460
$.01 par value per
share
==================================================================================================================


(1) Average of the bid and asked prices on September 2, 1998, pursuant to Rule 457(c).
(2) Pursuant to Rule 457(i), a registration fee is not required in connection with the registration of the Series F Preferred Stock or the Common Stock issuable upon conversion of the Depositary Shares or shares of the Series F Preferred Stock.
(3) An indeterminate number of additional shares of common stock are registered hereunder which may be issued in the event that fractional shares of Depositary Shares or Series F Preferred Stock are rounded up to the nearest whole share in connection with the conversion of Depositary Shares or Shares Of Series F Preferred Stock.
(4) Pursuant to Rule 416, an indeterminate number of additional shares of Common Stock are registered hereunder which may be issued in the event that applicable antidilution provisions with respect to conversion of the Depositary Shares and Series F Preferred Stock become operative.
(5) Pursuant to Rule 457(o), an indeterminate number of shares of Common Stock are registered hereunder which may be issued by the company from time to time in lieu of cash during the two year period commencing on the effective date of this registration statement as dividends on the 7% Series F Junior Convertible Preferred Stock.

(6) Previously paid.
(7) Average of the bid and asked prices on October 28, 1998, pursuant to Rule 457(c).

                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 2, 1998

PRELIMINARY PROSPECTUS

                         INTERMEDIA COMMUNICATIONS INC.


8,000,000 DEPOSITARY SHARES EACH REPRESENTING A ONE HUNDREDTH INTEREST IN A SHARE OF 7% SERIES F JUNIOR CONVERTIBLE PREFERRED STOCK, 80,000 SHARES OF 7% SERIES F JUNIOR CONVERTIBLE PREFERRED STOCK, 4,753,417 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEPOSITARY SHARES AND/OR THE 7% SERIES F JUNIOR CONVERTIBLE PREFERRED STOCK, 93,602 SHARES OF COMMON STOCK AND COMMON STOCK ISSUABLE AS DIVIDENDS ON THE 7% SERIES F JUNIOR CONVERTIBLE PREFERRED STOCK

                                ---------------

         This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of (1) depositary shares (the "Depositary Shares") each representing a one hundredth interest in a share of 7% Series F Junior Convertible Preferred Stock ("Series F Preferred Stock"), liquidation preference $2,500 per share (equivalent to $25.00 per Depositary Share; the "Liquidation Preference"), par value $1.00 per share of Intermedia Communications Inc. (the "Company" or "Intermedia"), (2) the shares of Series F Preferred Stock and the shares (the "Common Shares") of common stock, $.01 par value per share, of the Company (the "Common Stock") issuable upon conversion of the Series F Preferred Stock and/or the Depositary Shares and
(3) the shares of Common Stock issued by the Company in lieu of cash dividends on the Series F Preferred Stock on October 15, 1998 (the "October 1998 Dividend Shares")(the Depositary Shares, Series F Preferred Stock, October 1998 Dividend Shares and Common Shares are collectively referred to herein as the "Securities"). This Prospectus is also being used in connection with the issuance by the Company from time to time during the two-year period commencing on the date of this Prospectus of an indeterminate number of shares of Common Stock issuable by the Company in lieu of cash as dividends on the Series F Preferred Stock (the "Dividend Shares"). See "Description of Series F Preferred Stock--Dividends." The Depositary Shares were originally issued by the Company in a private placement on August 18, 1998 (the "Offering") and purchased by Bear, Stearns & Co. Inc., Smith Barney Inc., Merrill Lynch & Co. and Warburg Dillon Read LLC (the "Initial Purchasers") pursuant to a purchase agreement (the "Purchase Agreement") dated as of August 12, 1998 between the Company and the Initial Purchasers. The Initial Purchasers, in turn, resold the Depositary Shares in private sales pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act").

                                                       (continued on next page)


       PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS DISCUSSED
                  UNDER THE CAPTION "RISK FACTORS" ON PAGE 1.

                              ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
     THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------

          No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus. If any information is given or any representation is made by a dealer, salesman or any other person, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

         The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this Prospectus is ____________, 1998.

         Holders of the Depositary Shares are entitled to all proportional rights and preferences of the Series F Preferred Stock (including dividend, voting, redemption and liquidation rights). Dividends on the Series F Preferred Stock accrue at a rate per annum equal to 7% of the Liquidation Preference per share of Series F Preferred Stock and are payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 1998. Dividends are payable in cash or at the option of the Company, in shares of Common Stock, or a combination thereof. The Depositary Shares are convertible, subject to prior redemption, at any time after November 16, 1998, at the option of the holder thereof into Common Stock at a conversion price of $42.075 per share, subject to certain adjustments.


         The Series F Preferred Stock and the Depositary Shares are redeemable, in whole or in part, at the option of the Company at any time on or after October 17, 2001, at the redemption prices set forth herein, plus accumulated and unpaid dividends and liquidated damages, if any, thereon to the redemption date. See "Description of Series F Preferred Stock" and "Description of Depositary Shares." Upon the occurrence of a Change of Control (as defined under the caption "Description of Series F Preferred Stock -- Change of Control"), the Company will be required to make an offer to repurchase all outstanding shares of Series F Preferred Stock at a price equal to 100% of the Liquidation Preference thereof, plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the repurchase date.

         The Series F Preferred Stock ranks (i) senior to all Junior Securities (as defined under the caption "Description of Series F Preferred Stock -- Ranking"), including all Common Stock of the Company; (ii) on a parity with any Parity Securities (as defined under the caption "Description of Series F Preferred Stock -- Ranking"), including the Company's 7% Series D Junior Convertible Preferred Stock (the "Series D Preferred Stock") and the Company's 7% Series E Junior Convertible Preferred Stock (the "Series E Preferred Stock"); and (iii) junior to each class of Senior Securities (as defined under the caption "Description of Series F Preferred Stock -- Ranking"), including the Company's 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 (the "Series B Preferred Stock"), and junior to all indebtedness and other obligations of the Company and its subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Series F Preferred Stock would have been junior in right of payment to approximately $2.8 billion of liquidation preference of Series B Preferred Stock and total indebtedness and other obligations of the Company and its subsidiaries. See "Description of Series F Preferred Stock--Ranking."


         The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. See "Plan of Distribution." The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

         The Company will not receive any proceeds from the sale of the Securities or the issuance of the Dividend Shares offered hereby. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


         On October 28 , 1998, the closing price for the Common Stock as quoted on the National Association of Securities Dealers, Inc. Automated Quotation National Market ("Nasdaq National Market") System, under the symbol "ICIX", was $17.750 per share. The Company has not and does not intend to apply for the listing of the Depositary Shares or the Series F Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market. The Series F Preferred Stock and the Depositary Shares are eligible for trading in the National Association of Securities Dealers' Private Offerings, Resales and Trading Through Automative Linkages ("PORTAL") Market.


          Intermedia's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619 and its telephone number is (813) 829-0011.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the Web site of the Commission located at http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements, and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006-1506.

         Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997.


         The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 20, 1998 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


         The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
         The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


         The Company's Current Report on Form 8-K filed with the Commission on October 28, 1998.


         The Company's Current Report on Form 8-K filed with the Commission on September 3, 1998.
         The Company's Current Report on Form 8-K filed with the Commission on August 21, 1998.
         The Company's Current Report on Form 8-K filed with the Commission on August 4, 1998.
         The Company's Current Report on Form 8-K/A filed with the Commission on June 11, 1998.
         The Company's Current Report on Form 8-K filed with the Commission on May 29, 1998.
         The Company's Current Report on Form 8-K filed with the Commission on May 20, 1998.
         The Company's Current Report on Form 8-K/A filed with the Commission on May 13, 1998.
         The Company's Current Report on Form 8-K filed with the Commission on May 1, 1998.
         The Company's Current Report on Form 8-K filed with the Commission on April 30, 1998. The Company's Current Report on Form 8-K filed with the Commission on April 6, 1998.
         The Company's Current Report on Form 8-K/A filed with the Commission on March 30, 1998.


         The Company's Current Report on Form 8-K filed with the Commission on March 18, 1998.


         The Company's Current Report on Form 8-K filed with the Commission on February 12, 1998. The Company's Current Report on Form 8-K filed with the Commission on January 21, 1998.
         The description of the capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

         In addition, the following information that has been filed with the Commission is incorporated herein by reference:

         The consolidated financial statements of DIGEX, Incorporated ("DIGEX") appearing in DIGEX's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO INTERMEDIA COMMUNICATIONS INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-829-0011), ATTENTION: INVESTOR RELATIONS, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

Available Information .....................................................................................    iii
Incorporation of Certain Documents by Reference ...........................................................    iii
Risk Factors ..............................................................................................      1
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends .................................     13
The Company ...............................................................................................     14
Use Of Proceeds ...........................................................................................     18
Description of Capital Stock ..............................................................................     18
Description of Series F Preferred Stock ...................................................................     22
Description Of Depositary Shares ..........................................................................     31
Federal Income Tax Consequences ...........................................................................     37
Selling Securityholders ...................................................................................     42
Plan of Distribution ......................................................................................     49
Indemnification for Securities Act Liability ..............................................................     50
Legal Matters .............................................................................................     51
Experts ...................................................................................................     51

                                  RISK FACTORS

    Prospective investors should consider carefully the following factors relating to the business of the Company and this offering, in addition to other information set forth elsewhere in this Prospectus and in the Company's Annual Report on Form 10-K, before purchasing the Securities offered hereby.


    Limited Operations of Certain Services. The Company's business commenced in 1986. Substantially all of the Company's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. The Company is expecting to substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.



    History of Net Losses. The development of the Company's business and the expansion of its networks require significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, Intermedia has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. Intermedia reported net losses attributable to common stockholders of approximately $20.7 million, $57.2 million and $284.9 million for the years ended December 31, 1995, 1996 and 1997, respectively, and a net loss attributable to common stockholders of $344.3 million for the six months ended June 30, 1998. The Company expects net losses to continue for the next several years. In addition, the Company had negative EBITDA before certain charges in 1997 and positive EBITDA before certain charges in the first half of 1998 of $(49.8) million and $0.2 million, respectively. EBITDA before certain charges consists of earnings (loss) before interest expense, interest and other income, income tax (provision) benefit, depreciation, amortization and charges for in-process research and development and business restructuring, integration and other charges associated with the Company's restructuring program. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally acceptable accounting principles and as a result the measure of EBITDA before certain charges presented herein may not be comparable to similarly titled measures used by other companies. The Company believes that EBITDA before certain charges is often reported and widely used by analysts, investors and other interested parties in the telecommunications industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the industry. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient EBITDA before certain charges to meet its working capital and debt service requirements, which could have a material adverse effect on the Company.



    Substantial Indebtedness. The Company is highly leveraged. At June 30, 1998, after giving pro forma effect to the Offering, the Company would have had outstanding approximately $2.5 billion in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), approximately $357.4 million of obligations with respect to dividend payments and the mandatory redemption of the Series B Preferred Stock and $172.5 million, $200.0 million and $200.0 million of obligations with respect to the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively. The degree to which the Company is leveraged could have important consequences to holders of the Series F Preferred Stock and Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, to payment of dividends on and the redemption of the Series B Preferred Stock and the payment of dividends on the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

    Commencing on November 15, 2001, semi-annual cash interest payments of $20.7 million will be due on the 12 1/2% Senior Discount Notes due 2006 (the "12 1/2% Notes") and commencing on January 15, 2003, semi-annual cash interest payments of $36.5 million will be due on the 11 1/4% Senior Discount Notes due 2007 (the "11 1/4% Notes"). Because the Company currently has a net cash flow deficit from its operating and investing activities, its ability to make such cash interest payments and to repay its obligations on the 12 1/2% Notes, the 11 1/4% Notes, the 8 7/8% Senior Notes due 2007 (the "8 7/8% Notes"), the 8 1/2% Senior Notes due 2008 (the "8 1/2% Notes") and the 8.60% Senior Notes due 2008 (the "8.60% Notes" and collectively, with the 12 1/2% Notes, the 11 1/4% Notes, the 8 7/8% Notes and the 8 1/2% Notes, the "Existing Senior Notes") at maturity will depend on the Company developing one or more sources of cash flow prior to the dates on which such cash payment obligations arise. Alternatively, the Company may seek to refinance all or a portion of the Existing Senior Notes. There can be no assurance, however, that the Company will be able to refinance such indebtedness or develop additional sources of cash flow.


    Insufficiency of Earnings to Cover Fixed Charges. The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $2.3 million, $3.3 million, $19.9 million, $60.0 million and $245.7 million for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. In addition, insufficiencies of $71.8 million and $348.0 million were experienced in the six month periods ended June 30, 1997 and June 30, 1998, respectively. Combined fixed charges and dividends include interest and dividends whether paid or accrued. On a pro forma basis, after giving applicable effect to the acquisitions of Shared Technologies Fairchild Inc. ("Shared"), National Telecommunications of Florida, Inc. and NTC, Inc. (collectively, "National") and the affiliated entities known as the Long Distance Savers group of companies (collectively, "LDS"), each of the Company's 1997 debt and equity offerings, the private placement of $500 million principal amount of 8.60% Notes in May 1998 (the "1998 Notes Offering") and the Offering as if they had been consummated at the beginning of the year, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $489.5 million for the year ended December 31, 1997 and $364.1 million for the six month period ended June 30, 1998. The Company anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for the Company to meet its debt service obligations, its dividend and redemption obligations with respect to the Series B Preferred Stock and its dividend obligations with respect to the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet such debt service, dividend and redemption obligations. In the absence of such operating results, the Company could face substantial liquidity problems and may be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that Intermedia would be successful in raising such financing, or the terms or timing thereof.

    Restrictions on the Company's Ability to Pay Dividends on the Series F Preferred Stock. To date, the Company has not paid cash dividends on its shares of capital stock. The ability of Intermedia to pay cash dividends on the Series F Preferred Stock is substantially restricted under various covenants and conditions contained in the indentures governing the Existing Senior Notes (the "Existing Senior Notes Indentures") and the Certificate of Designation setting forth the rights of the Series B Preferred Stock (the "Series B Certificate of Designation"). In addition to the limitations imposed on the payment of dividends by the Existing Senior Notes Indentures and the Series B Certificate of Designation, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Series F Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities and Series B Preferred Stock plus the par value of its outstanding capital stock. At June 30, 1998, the

Company had stockholders' deficiency of $239.8 million and surplus of $126.9 million. The Company has had net losses in each of the last five years and expects to operate at a net loss for the next several years. These net losses will reduce stockholders' equity and the surplus of the Company. For the six months ended June 30, 1998, the Company had a net loss attributable to common stockholders of $344.3 million ($335.4 million on a pro forma basis). In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the Series F Preferred Stock.

    In the event dividends are paid in shares of Common Stock, the number of shares of Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each Depositary Share by 95% of the average of the high and low sales prices of the Common Stock as reported by the Nasdaq National Market or any national securities exchange upon which the Common Stock is then listed, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend. If such average is greater than 5.05% higher than the market value for the Common Stock on the dividend payment date and the holder sells at such lower price, the holder's actual dividend yield would be lower than the stated dividend yield on the Series F Preferred Stock. In addition, the holder is likely to incur commissions and other transaction costs in connection with the sale of such Common Stock.


    The Certificate of Designation setting forth the rights of the Series F Preferred Stock (the "Certificate of Designation") provides that upon the accumulation of accrued and unpaid dividends on the outstanding Series F Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive), the sole remedy to the holders of the Series F Preferred Stock will be the voting rights arising from a Voting Rights Triggering Event (as defined under the caption "Description of Series F Preferred Stock -- Voting Rights"). See "Description of Series F Preferred Stock -- Voting Rights."

    Subordination of the Series F Preferred Stock. The Company's obligations with respect to the Series F Preferred Stock are subordinate and junior in right of payment to all present and future indebtedness of the Company and its subsidiaries, including the Existing Senior Notes, to the Series B Preferred Stock and to all subsequent series of preferred stock of the Company which by their terms rank senior to the Series F Preferred Stock. In addition to the substantial dividend restrictions set forth in the Existing Senior Notes Indentures, no cash dividend payments may be made with respect to the Series F Preferred Stock if (i) the obligations with respect to the Existing Senior Notes or Series B Preferred Stock are not paid when due or (ii) any other event of default has occurred under the Existing Senior Notes Indentures or Series B Certificate of Designation, and is continuing or would occur as a consequence of such payment. As of June 30, 1998, on a pro forma basis after giving effect to the Offering, the Series F Preferred Stock would have been junior in right of payment to $2.8 billion liquidation preference of the Series B Preferred Stock and total indebtedness and other obligations of the Company and its subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Series F Preferred Stock only after all Senior Securities and all indebtedness of the Company have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series F Preferred Stock then outstanding. See "Description of Preferred Stock--Ranking."


    Significant Capital Requirements and Need for Additional Financing. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. The Company expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing, credit availability and internally generated funds. The Company expects that continued expansion of its business will require raising equity and/or debt by the end of fiscal 1999. Depending on market conditions, the Company may determine to raise additional capital before such time. There can be no assurance, however, that the Company will be successful in raising sufficient debt or equity on terms that it will consider acceptable. Moreover, the Existing Senior Notes Indentures, the Series B Certificate of Designation, the Certificate of Designation setting forth the rights of the Series D Preferred Stock (the "Series D Certificate of Designation"), the Certificate of Designation setting forth the rights of the Series E Preferred Stock (the "Series E Certificate of Designation" and collectively with the Series B Certificate of Designation, the Series D Certificate of Designation and the Certificate of Designation, the "Certificates of Designation") and the Certificate of Designation impose certain restrictions upon the Company's ability to incur additional indebtedness or issue additional preferred stock. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

    Effect of Substantial Additional Indebtedness on the Company's Ability to Make Payments on the Series F Preferred Stock. The Existing Senior Notes Indentures and the Series B Certificate of Designation limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local/long distance voice and data switches. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Series F Preferred Stock. The debt service requirements of any additional indebtedness would make it more difficult for the Company to pay cash dividends with respect to the Series F Preferred Stock.

    Risks Associated with Acquisitions. In March and April 1998, the Company completed its acquisitions of Shared, LDS and National. The Company's acquisitions of Shared, LDS and National could divert the resources and management time of the Company and will require integration with the Company's existing networks and services. There can be no assurance that Shared, LDS and National will be successfully integrated into the Company's operations and will not have a material adverse effect on the Company's business, financial condition and results of operations.


    Consistent with its strategy, the Company is currently evaluating and often engages in discussions regarding various acquisition opportunities. However, as of the date hereof, no agreement or agreement in principal to effect any material acquisition has been reached. These acquisitions could be funded by cash on hand and/or the Company's securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term, in the long term or both, or increase the Company's debt, or such an acquisition could be followed by a decline in the market value of the Company's securities. Under the terms of the purchase agreement with the Initial Purchasers, the Company is not prohibited from issuing equity securities in connection with an acquisition during the 90-day "lock-up" period following the Offering.

    Failure to Obtain Third Party Consents in Connection with an Acquisition or Merger. The Company has consummated a number of acquisitions over the past two years, including the acquisitions of Shared, LDS and National. In connection therewith, the Company may not have obtained or, as in the case of the acquisition of Shared, may have elected not to seek, and in connection with future acquisitions may elect not to seek, all required consents from third parties with respect to acquired contracts. If an acquired contract required the consent of a third party and such consent was not obtained, the third party could assert a breach of the contract. There can be no assurance that material adverse consequences to the business of the Company will not result from any such breach of contract claims. The Company believes that the failure to obtain any such third party consents should not result in any material adverse consequences to the Company.

    Year 2000 Risk. To ensure that its computer systems and applications will function properly beyond 1999, the Company has implemented a Year 2000 program.

    As the first phase of its program, the Company conducted an inventory and assessment of its network equipment, office equipment and information management systems. While the Company believes that its equipment inventory is complete, much of the equipment utilized by Intermedia resides outside the Company's headquarters and there can be no assurance that mission critical equipment has not been overlooked.

    Based on its inventory and assessment, the Company determined that it will be required to modify or replace portions of its software and hardware so that its networks, office equipment and information management systems will function properly with respect to dates in the year 2000 and thereafter. Such determinations were based in part on statements made by hardware and software vendors used by the Company as to the year 2000 compliance of the systems utilized by the Company. Intermedia also has conducted a risk assessment to identify those systems whose failure would be expected to result in the greatest risk to the Company. Although the Company intends to conduct tests to ensure that its equipment is Year 2000 compliant, such tests will be focused principally on those systems whose failure would pose the greatest risk to the Company. Intermedia will likely not test all of its equipment and will rely upon vendor representations, if received by the Company, where tests are not conducted. There can be no assurance of the accuracy or completeness of such vendor representations.

    The Company has begun upgrading, replacing and testing certain components of its networks and information processing systems and scheduling the installation of other necessary hardware and software upgrades. The Company believes that it has allocated adequate resources for this purpose and expects its Year 2000 date conversion program to be successfully completed on a timely basis. However there can be no assurance that it will successfully implement all of the necessary upgrades in a timely manner. The Company presently believes that with modifications to existing software and conversions to new software and hardware, the Year 2000 issue will not pose significant operational problems for its systems. However, if such modifications and conversions are not made, or are not completed in timely fashion, the Year 2000 problems could have a material impact on the operations of the Company.

    The Company is in the process of contacting all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company, however, has not undertaken an in-depth evaluation of its suppliers' or customers' Year 2000 preparedness and the ability of such third parties to adequately address their Year 2000 issues is outside the Company's control. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted or that such conversions, if not completed or improperly implemented, would not have a material adverse effect on the Company's systems.

    The Company intends to develop appropriate contingency plans should certain mission critical systems utilized by the Company or its significant suppliers fail as a result of Year 2000 issues. In addition, the Company is participating in industry wide efforts to address Year 2000 issues, the goal of which is to develop contingency plans which address not only the Company's issues but those of the telecommunications industry as a whole.

    For a discussion of the costs to date and projected costs to complete the Company's Year 2000 project, see "Managements Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000" in the Company's most recent periodic report. The costs of the project and the date which the Company has established to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions regarding future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, unanticipated mergers and acquisitions, and similar uncertainties.


    Maintenance of Peering Relationships. The Internet is comprised of many Internet service providers ("ISPs") who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary to exchange traffic with other ISPs without having to pay settlement charges. Although the Company meets the industry's current standards for peering, there is no assurance that other national ISPs will maintain peering relationships with the Company. In addition, there may develop increasing requirements associated with maintaining peering relationships with the major national ISPs with which the Company may have to comply. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards on a timely basis, at a commercially reasonable cost, or at all.

    Potential Liability of On-Line Service Providers. The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that, under certain circumstances, ISPs could be held liable for copyright infringement. The Telecommunications Act of 1996 (the "1996 Act") prohibits and imposes criminal penalties for using an interactive computer service to transmit certain types of information and content, such as indecent or obscene communications. On June 26, 1997, the Supreme Court affirmed the decision of a panel of three federal judges which granted a preliminary injunction barring enforcement of this portion of the 1996 Act to the extent enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web hosting sites of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which could require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the 1996 Act prohibits and imposes liability for any services provided by the Company should the content or information transmitted be subject to the statute. The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

    Dependence upon Network Infrastructure. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Similarly, the Company's ISP business relies on the availability of its network infrastructure for the provision of Internet connectivity. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

    Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will continue in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

    A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful or will not impair the Company's ability to service its outstanding obligations.

    In addition, expansion through acquisitions will require the Company to integrate the acquired personnel, assets and businesses with the Company's existing business. In 1998, the Company initiated a restructuring program to consolidate and integrate its businesses, resulting in a charge of $36.9 million in the second quarter of 1998. This program is expected to continue through the end of 1999. No assurance can be given that all of the anticipated benefits from the restructuring program will be realized or that the program will not be more expensive or take longer than anticipated.


    Need to Obtain Permits and Rights of Way to Implement Network Expansion. The Company is continuing to expand its existing networks. The Company has identified other expansion opportunities and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, the Company may require pole attachment agreements with utilities and incumbent local exchange carriers ("ILECs") to operate existing and future networks, and there can be no assurance that such agreements will be obtained on reasonable terms. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

    Competition. In each of its markets, the Company faces significant competition for the local network services, including local exchange services, it offers from ILECs, which currently dominate their local telecommunications markets. ILECs have longstanding relationships with their customers, which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new or larger competitors for the Company. The recent mergers of WorldCom, Inc. ("WorldCom") and MCI Communications Corporation ("MCI") and of AT&T, Inc. ("AT&T") and Teleport Communications Group, Inc. ("Teleport"), as well as the proposed merger of AT&T and Tele-Communications, Inc., are examples of this trend. The Company also faces competition in most markets in which it operates from one or more integrated communications providers ("ICPs") and ILECs operating fiber optic networks. In addition, the Company faces competition in its integration services business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business (including Internet) from local telephone companies, long distance carriers, very small aperture terminal providers, other ISPs and others. In particular, the market for Internet services is extremely competitive, and there are limited barriers to entry. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.


    The Company believes that various legislative initiatives, including the 1996 Act, have removed many of the remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and competitive local exchange carriers ("CLECs"), including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, MCI and others in the interexchange services market, the 1996 Act permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by the Company. Recently, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. This decision has been stayed pending appeal. If that decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. In addition, AT&T and MCI have entered, and other interexchange carriers ("IXCs") have announced their intent to enter, the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.

    Regulation. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation at the state or federal level, nor is it currently required to obtain Federal Communication Commission ("FCC") authorization for the installation, acquisition or operation of its interstate network facilities. Further, the FCC issued an order holding that non-dominant carriers, such as Intermedia, are required to withdraw interstate tariffs for domestic long distance service. That order has been stayed by a federal appeals court, and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, the Company will continue to maintain tariffs for these services. In June 1997, the FCC issued another order stating that non-dominant carriers, such as Intermedia, could withdraw their tariffs for interstate access services. While the Company has no immediate plans to withdraw its tariff, this FCC order allows the Company to do so. The FCC does require the Company to obtain authority to provide service between the United States and foreign points and to file tariffs on an ongoing basis for international service.

    On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. The Company believes that the FCC's new access charge rules do not adversely affect the Company's business plan, and that they in fact present significant new opportunities for new entrants, including the Company. Aspects of the access charge order may be changed in the future. Numerous parties have either filed appeals with federal courts or asked the FCC to reconsider portions of its new rules.

    The Company is generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. The 1996 Act and the issuance by the FCC of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILECs and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the markets for local exchange services. On July 18, 1997, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing and "most favored" nation rules, as well as certain other of the FCC's interconnection rules. On October 14, 1997, the Eighth Circuit issued an order clarifying its previous decision. In this order, the Court held that ILECs have an obligation under the 1996 Act to offer other carriers access to the ILECs' network elements on an unbundled basis, but the ILECs do not have an obligation to recombine those elements for use by other carriers. The FCC's and other parties' petitions to the Supreme Court requesting review of these decisions have been granted. Most recently, on January 22, 1998, the Eighth Circuit reiterated that the FCC is bound by the pricing policies of the state regulatory commissions regarding interconnection, unbundled access, resale and transport and termination of local telecommunications traffic and rebuffed what it perceived as an attempt by the FCC to condition the RBOCs' provision of in-region long distance service on compliance with federal pricing policies regarding these items. Even though these decisions restrict the role of the FCC in pricing and other issues (pending review by the Supreme Court), these issues remain subject to scrutiny and oversight by state regulatory commissions.


    Two RBOCs, US West Communications ("US West") and Ameritech Communications International, Inc. ("Ameritech"), have entered into "teaming agreements" with an IXC, Qwest Communications International, Inc. ("Qwest"), whereby the RBOCs would solicit customers for Qwest's long distance service and handle billing of those customers in exchange for a fee. These agreements would permit the RBOCs to offer their customers a package of local and long distance services in competition with the Company's offerings even though the RBOCs are not themselves providing the long distance component. Certain IXCs requested the FCC to block the proposed arrangement and initiated litigation in federal courts. On June 4, 1998, a federal court issued a preliminary injunction barring further performance of the US West agreement but another federal court subsequently refused to similarly enjoin performance under the Ameritech agreement. Both courts, at the request of the FCC, have referred the question of the legality of the agreements under the 1996 Act to the FCC, which ordered Ameritech to stop marketing Qwest's service pending its review. On October 7, 1998, the FCC released a decision holding that those agreements were an improper attempt by the RBOCs to provide interLATA service that would be inconsistent with the 1996 Act. The FCC's decision has been appealed to the federal courts. The Company is unable to predict the disposition of the matter or its possible impact on other agreements between the RBOCs and other carriers.


    Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company.


    The Company believes it is entitled to receive reciprocal compensation from ILECs for the transport and termination of Internet traffic as local traffic pursuant to various interconnection agreements. Some ILECs have not paid and/or have disputed these charges, arguing the ISP traffic is not local traffic as defined by the various agreements. Both state and federal regulators currently are considering the proper jurisdictional classification of local calls placed to an ISP, and whether ISP calling triggers an obligation to pay reciprocal compensation. There can be no assurance that these issues will be resolved by the FCC or all of the states or that any such resolution will be favorable to the Company, although all of the states addressing the question to date have ruled that Internet traffic is local traffic. The Company accounts for reciprocal compensation with the ILECs, including activity associated with Internet traffic, as local traffic pursuant to the terms of interconnection agreements. Accordingly, revenue is recognized in the period that the traffic is terminated. The circumstances surrounding the disputes, including the status of similar cases, is considered by management periodically in determining whether reserves against unpaid balances are warranted. As of June 30, 1998, provisions have not been considered necessary by management. Approximately $23.5 million of the Company's receivables, as of June 30, 1998 ($10.1 million as of December 31, 1997), are related to such reciprocal compensation. As the Company's ISP traffic grows, these amounts are expected to increase and will be accounted for in the manner described above.


    The regulatory status of telephone service over the Internet is presently uncertain. The Company is unable to predict what regulations may be adopted in the future or to what extent existing laws and regulations may be found by state and federal authorities to be applicable to such services or the impact such new or existing laws and regulations may have on the business of the Company. Although specific statutes and regulations addressing this service have not been adopted at this time, the extent to which current laws and regulations at the state and federal levels will be interpreted to include such Internet telephone services has not been determined. The FCC has recently indicated, for example, that voice telecommunications carried over the Internet between two telephone sets using the public switched network may be subject to payment of access charges and Universal Service funding obligations, while voice telecommunications using computers rather than telephone sets may not be subject to such obligations. There can be no assurance that new laws or regulations relating to these services or a determination that existing laws are applicable to them will not have a material adverse effect on the Company's business.

    Potential Diminishing Rate of Growth. During the period from 1994 through 1997, the Company's revenues grew at a compound annual growth rate of 158.8% (including the effect of acquisitions). While the Company expects to continue to grow, as its size increases, it is likely that its rate of growth will diminish.

    Risk of New Service Acceptance by Customers. The Company has recently introduced a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as the provider of such services. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

     Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of the Company of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

    Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business, financial condition and results of operations. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives are party to a long-term employment agreement with the Company.

    Risk of Termination, Cancellation or Non-Renewal of Interexchange Agreements, Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be canceled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms. In March 1998, Intermedia signed a definitive agreement with the Williams Telecommunications Group ("Williams") granting Intermedia a 20 year indefeasible right of use ("IRU") to purchase nationwide transmission capacity on Williams' fiber optic network. The IRU between the Company and Williams may be terminated by Williams after a payment default by the Company and, in the event of a bankruptcy of Williams, the IRU may be rejected by Williams in a bankruptcy proceeding.

    Business Combinations. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and
(ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both the Company and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached.


    Change of Control. An investment, business combination or strategic alliance involving the company could constitute a change of control. The Existing Senior Notes Indentures provide that a change of control would require the Company to repay the indebtedness outstanding under such instruments. A change of control also requires the Company to offer to redeem its outstanding series of preferred stock, including the Series F Preferred Stock. The terms of the Existing Senior Notes Indentures and the Series B Certificate of Designation contain provisions that may prohibit the repurchase of the Series F Preferred Stock. If a change of control does occur, there is no assurance that the Company would have sufficient funds, or could obtain any additional debt or equity financing necessary, to make such repayments and redemptions.


    Class Action by DIGEX Stockholders. On June 5, 1997, the Company announced that it had agreed to acquire 100% of the outstanding equity of DIGEX (the "DIGEX Acquisition"). The DIGEX Acquisition was consummated through a tender offer for all of the outstanding shares of DIGEX, which closed on July 9, 1997, followed by a cash merger effective on July 11, 1997 (the "Merger").

     On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively by TAAM Associates, Inc. and David and Chaile Steinberg

(the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX, against Intermedia, DIGEX and the directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints sought preliminary and permanent injunctions enjoining the Merger but no applications were made for such injunctions prior to consummation of the Merger on July 11, 1997. In addition, the Complaints seek cash damages from the DIGEX Directors. In August 1997, a motion to dismiss the Complaints was filed on behalf of Intermedia, DIGEX and the DIGEX Directors. The action has been dormant since that time.

    These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

    Absence of a Public Market for the Depositary Shares. The Depositary Shares and Series F Preferred Stock are new issues of securities for which there is currently no public market. The Company does not intend to apply for listing of the Depositary Shares or the Series F Preferred Stock on any securities exchange or on the Nasdaq National Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Depositary Shares, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, any market-making activities with respect to the Depositary Shares may be limited during the pendency of the Shelf Registration Statement. Accordingly, there can be no assurance as to the development or liquidity of any market for the Depositary Shares. If a market for the Depositary Shares were to develop, the Depositary Shares may trade at prices that may be higher or lower than their respective initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Depositary Shares has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that, if a market for the Depositary Shares were to develop, such a market would not be subject to similar disruptions. The Company does not expect a market for the Series F Preferred Stock to develop.


    Tax Considerations. For a discussion of certain material federal income tax considerations which are relevant to the purchase, ownership and disposition of the Depositary Shares, the Series F Preferred Stock and the Common Shares, see "Federal Income Tax Consequences."


    Anti-Takeover Provisions. The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws, the provisions of the Delaware General Corporation Law (the "DCGL"), the Existing Senior Notes Indentures and the Certificates of Designation may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. In addition, the Company's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a series of preferred stock, exercisable upon the occurrence of certain events, were distributed to its stockholders. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, which may have the effect of delaying or preventing a change in control of the Company without action by its stockholders.

    Shares Eligible for Future Sale. Future sales of shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants or conversion of convertible securities could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. Substantially all of the Company's outstanding shares, other than those held by affiliates, are transferable without restriction under the Securities Act. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

    Forward-Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as Intermedia's plans to expand its existing networks or to build and acquire networks in new areas, the market opportunity presented by larger metropolitan areas, its anticipation of installation of switches or the provision of local exchange services and revenues from designated markets during 1998 and statements regarding development of Intermedia's businesses, the estimate of market sizes and addressable markets for Intermedia's services and products, Intermedia's anticipated capital expenditures, regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates and predictions. No assurance can be given that future results will be achieved. Actual events or results may differ materially as a result of risks facing Intermedia or actual events differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Intermedia's ability to successfully market its services to current and new customers; generate customer demand for its services in the particular markets where it plans to market services; access markets; identify, finance and complete suitable acquisitions, design and construct fiber optic networks; install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

    Moreover, Intermedia presents certain data contained herein on an annualized basis, based on quarterly or monthly data, because Intermedia believes that such annualized data is a standard method to present certain data in the telecommunications industry. However, actual annual results could differ materially from annualized data because annualized data does not account for factors such as seasonality, growth or decline. Consequently, readers should not place undue reliance on the annualized data.

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $2.3 million, $3.3 million, $19.9 million, $60.0 million and $245.7 million for each of the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. In addition, insufficiencies of $71.8 million and $348.0 million were experienced in the six month periods ended June 30, 1997 and 1998, respectively. Combined fixed charges and dividends include interest and dividends whether paid or accrued. On a pro forma basis, after giving applicable effect to the acquisitions of Shared, National and LDS, each of the Company's 1997 debt and equity offerings, the 1998 Notes Offering and the Offering as if they had been consummated at the beginning of the year, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $489.5 million for the year ended December 31, 1997 and $364.1 million for the six month period ended June 30, 1998.


    See "Risk Factors -- Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges" for a further discussion of factors which may have an impact on the Company's ratio of earnings to combined fixed charges and preferred stock dividends.

                                   THE COMPANY

     Intermedia is a rapidly growing ICP delivering local, long distance and enhanced data services (including Internet-related services) to business and government customers. Intermedia is the largest domestic independent company among the CLECs (based upon annualized telecommunications services revenues and assuming the closing of the announced transaction between AT&T and Teleport) and is also the largest provider of shared tenant telecommunications services in the United States. As a tier-one ISP and the fourth largest (based on number of nodes) frame relay provider in the United States, Intermedia is also a leading provider of enhanced data services to business and government customers. Intermedia provides services to its customers throughout the United States and in selected international markets through a combination of owned and leased network facilities. As an ICP with over 10 years experience focusing on business and government customers, Intermedia believes it is positioned to take advantage of technical, regulatory and market dynamics which currently promote demand for a fully integrated set of communications services.


     Intermedia serves approximately 92,800 business customers and has over 610 quota carrying sales personnel operating in 92 cities. The Company's second quarter 1998 revenues were $190.2 million. Intermedia's reported revenues have grown from $14.3 million in 1994 to $247.9 million in 1997, representing a compound annual growth rate of 158.8%.


     Through a combination of acquisitions, leased infrastructure, expansion of existing network and asset purchases, Intermedia continues to increase its customer base and network density. Additionally, the Company continues to pursue attractive opportunities to complement and support its existing network infrastructure and service offerings and to expand into new geographic markets. Intermedia's network infrastructure includes over 280,000 access line equivalents ("ALEs") in service, 21 voice switches, 153 data switches, 27,123 frame relay nodes, 553 network to network interfaces ("NNIs"), including NNIs with BellSouth Telecommunications Inc., US West, Sprint Corporation ("Sprint"), GTE Corporation, Bell Atlantic Corp. and Southern New England Telecommunications Corp, and approximately 39,400 miles of nationwide long distance fiber facilities. This infrastructure is capable of delivering local, long distance and enhanced data services (including frame relay, asynchronous transfer mode ("ATM") and Internet services) and enabled Intermedia to address $34 billion of a $222 billion national market opportunity by the end of 1997. The Company believes that at the end of 1998, its addressable market will be over $90 billion. Management believes that continuing expansion will enable Intermedia to
(i) increase the size of its addressable market to reach a significant number of new potential customers, (ii) achieve economies of scale in network operations and sales and marketing and (iii) more effectively serve customers having a presence in multiple metropolitan areas.

     In order to capitalize on the significant increase in the Company's addressable market, Intermedia has rapidly expanded, and intends to continue to expand, its direct sales and support team consisting of highly skilled engineering and sales professionals. The sales and support team has complete product knowledge and technical, integration and program or project management skills. This team approach promotes a close working relationship between Intermedia and the customers' telecommunications, information services and user constituencies. Intermedia believes such relationships enable it to sell more of its services and maintain longer relationships with its customers. Intermedia believes that the continued deployment of its skilled end user engineering support and sales teams will allow Intermedia to establish service in new markets and gain a stronger competitive position in existing markets. By focusing first on establishing customer relationships in both new and existing markets, Intermedia believes it can subsequently deploy capital efficiently in response to customer demand.


     Intermedia expects to realize economies of scale on its intercity network:
(i) through the continued deployment of local/long distance voice switches to serve its rapidly growing customer base, and (ii) by combining long distance voice traffic between switches with intercity enhanced data and Internet traffic. In addition, Intermedia plans to introduce a new class of voice products which utilize data protocols to deliver voice traffic over Intermedia's packet/cell switched network which efficiently combines multiple data and voice protocols over a single network fabric ("Packet/Cell Switched Network"). Intermedia expects to begin offering such new products in the second quarter of 1999. However, the timing of such offering will depend on a number of factors, including the maturation of industry standards and the regulatory environment, and no assurance can be given that the Company will not experience delays in launching this new product offering. These services will provide a competitive service offering to customers seeking a more cost efficient and flexible alternative to voice services provided over traditional circuit switched telecommunications networks. Intermedia believes that Packet/Cell Switched Networks, such as its own, will displace a significant portion of the national telecommunications market that is currently served over traditional circuit switched networks. Intermedia believes this new service offering, when implemented, will accelerate its penetration of the traditional voice services market and provide improved returns on its network investment.


     Enhanced data services, such as those provided over Intermedia's ATM and frame relay network, include specialized communications services for customers needing to transport various forms of digital data among multiple locations. An important category of Intermedia's enhanced data services are its Internet services--both access to the Internet and various Web hosting and Web site management services. These Internet services are regularly delivered over Intermedia's ATM and frame relay network. According to industry sources, the frame relay services market is projected to grow from $1.3 billion in 1996 to $2.7 billion in 1999 and Internet Web site management services are estimated to grow from $450 million in 1997 to $7 billion in 2002. There can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable. While Intermedia has historically concentrated its enhanced data sales in the eastern half of the United States, Intermedia is currently the fourth largest national provider of frame relay networking services (based on number of nodes) after AT&T, MCI combined with WorldCom and Sprint. To satisfy its customers' desire for end-to-end enhanced data services (both networking and Internet services) from a single provider, Intermedia has deployed its network and made interconnection arrangements with other providers to offer national and international service.

     Intermedia's mission is to become the premier provider of communications services to business and government customers. Intermedia believes that its target customers have sophisticated communications services requirements, including the need for reliable network infrastructure, high quality, solutions-oriented and responsive customer service and continuous focus on service enhancements and new service development. Intermedia believes it has multiple advantages over its competitors in serving its targeted customer base as a result of the Company's: (i) specialized sales and service approach employing engineering and sales professionals who design and implement integrated, cost-effective telecommunications solutions; (ii) expertise in developing and operating a highly reliable, advanced digital fiber optic network offering substantial transmission capacity for the provision of a full suite of "all distance" communications services; (iii) emphasis on providing solutions-oriented and responsive customer service; (iv) network platform capable of servicing customers throughout the United States and in selected international markets; (v) network development plan designed to assure an efficient evolution from a voice-oriented, circuit switched network to a Packet/Cell Switched Network; (vi) ongoing development and integration of new telecommunications technologies into its services, especially those technologies that allow the increasing integration of voice and data applications onto a single Packet/Cell Switched Network; (vii) ability to deliver local, long-distance and enhanced data services over a network controlled from end-to-end by Intermedia; and (viii) long-term contracts with building owners where the Company acts as a shared tenant telecommunications services provider.

     Over the past few years, a portion of Intermedia's growth has been accomplished through acquisitions and other strategic ventures or selling relationships. Intermedia continues to examine various acquisitions and other strategic relationship proposals to accelerate its rate of growth. In addition to financial considerations, Intermedia assesses each acquisition opportunity to determine if it provides: (i) an established customer base to whom Intermedia can cross-sell its other services, (ii) a greater network density in region or provides needed network connectivity out of region, (iii) accelerated time to market in a pre-defined target market, (iv) products and services that are complementary to Intermedia's existing portfolio and (v) skilled staff, particularly in sales and sales support. While management does not believe that acquisitions are necessary to achieve Intermedia's strategic goals or to satisfy its business plan, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of certain goals by creating financial and operating synergies, and by providing for more rapid expansion of Intermedia's network and services. Intermedia is currently evaluating various acquisitions and strategic relationship opportunities. No assurance can be given that any potential acquisition or strategic relationship will be consummated.

     Intermedia was incorporated in the state of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. Intermedia's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619 and its telephone number is (813) 829-0011.

RECENT DEVELOPMENTS

     US West and Ameritech Agreements. In January 1998, Intermedia entered into a frame relay services agreement with US West. In May 1998, Intermedia entered into a similar frame relay services agreement with Ameritech. Pursuant to these agreements both US West and Ameritech will utilize Intermedia as its preferred data provider for the provisioning of frame relay networking and Internet services for all interLATA connections, both inside and outside US West's and Ameritech's respective regions. The Company believes these agreements will bring additional traffic onto Intermedia's network and will create cross-selling opportunities in US West's 14 state territory (where Intermedia currently has no selling activity) and in Ameritech's five state territory (where Intermedia intends to substantially expand its selling activities). Intermedia has undertaken discussions with other ILECs, including other RBOCs, with the intent of establishing similar agreements, although there is no assurance that such additional agreements will be consummated.

     1998 Acquisitions. In March 1998, Intermedia consummated the acquisition of Shared. The total purchase price for Shared was approximately $770.5 million, including certain transaction expenses and fees relating to certain agreements. Shared is the nation's largest provider of shared telecommunications services and systems. Through its technical infrastructure and 852 employees, Shared acts as a single point of contact for business telecommunications services at approximately 545 Class A office buildings throughout the United States and Canada, and provides turnkey PBX and key system implementation and operation in other buildings throughout the United States. Shared's revenues for the year ended December 31, 1997 were approximately $181.8 million. This acquisition is expected to enhance Intermedia's national presence in the telecommunications market, enabling it to provide an integrated offering of local, long distance, data and systems integration services to Shared's existing customer base of approximately 12,900 customers.

     Also in March 1998, Intermedia consummated the acquisition of LDS for approximately $170.1 million including approximately $137.2 million in Intermedia's Common Stock and $32.9 million in cash, of which $15.0 million was used to retire LDS's long-term debt. LDS is an established regional interexchange carrier, providing long distance services and Internet access to more than 48,000 business customers and employing approximately 99 quota carrying sales professionals in Louisiana, Texas, Oklahoma, Mississippi and Florida. LDS's revenues for the year ended December 31, 1997 were approximately $122.3 million. The acquisition of LDS provides a significant time-to- market advantage in a region important to Intermedia's expansion, while also contributing an experienced regional management team and established sales organization. Because LDS's service portfolio and footprint complement those of Intermedia, the Company believes that the acquisition of LDS also presents significant synergy realization opportunities. By joining forces with an established operating company having a staff of experienced sales, management and technical personnel, Intermedia expects to consolidate its position in the southern markets served by LDS.

     In April 1998, Intermedia consummated the acquisition of National. The total purchase price for National was approximately $153.1 million, consisting of approximately $88.7 million of Intermedia's Common Stock and $64.4 million in cash, including debt repayment of $2.8 million. National is an emerging switch-based CLEC and an established interexchange carrier providing local exchange and long distance voice services to approximately 9,200 business customers concentrated in Florida's major metropolitan markets. National had revenues of approximately $65.2 million for the year ended December 31, 1997. Intermedia believes that the acquisition of National will help build critical mass in the State of Florida, one of the top five telecommunications usage states in the country, and provide an experienced team of sales professionals.


     Restructuring Program. On April 29, 1998, the Company announced that it had committed resources to plan and implement the integration of acquired businesses. During the second quarter of 1998 the Company developed and began implementation of a restructuring program (the "Program"), which was designed to streamline and refocus the Company's operations and transform Intermedia's five separate operating companies into one ICP. The significant activities included in the Program include (i) consolidation, rationalization and integration of network facilities, collocations, network management and network facility procurement; (ii) consolidation and integration of the sales forces of the Company and its recent acquisitions, including the integration of the Company's products and services and the elimination of redundant headcount and related costs; (iii) centralization of accounting and financial functions, including the elimination of redundant headcount and related costs; (iv) development and integration of information systems, including the integration of multiple billing systems, and the introduction and deployment of automated sales force and workflow management tools; (v) consolidation of office space and the elimination of unnecessary legal entities; and (vi) exiting non-strategic businesses including the elimination of redundant headcount and related costs. The Company recorded a restructuring charge during the second quarter of approximately $36.9 million, and expensed other business integration and restructuring costs associated with the Program that were incurred in the second quarter of approximately $15.7 million, both of which were excluded from the calculation of EBITDA before certain charges (as described herein). Management anticipates that all activities included in the Program will be completed by the end of 1999 and the Company anticipates incurring additional related business integration and restructuring costs through the end of that period. These costs will also be excluded from the calculation of EBITDA before certain charges. For a more complete discussion of the costs associated with the Program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Company's Condensed Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.


     Williams Agreement. In March 1998, Intermedia signed a definitive agreement with Williams to purchase nationwide transmission capacity on Williams' fiber optic network. The 20 year IRU provides Intermedia with high capacity transport for its integrated voice and data services, connecting major markets throughout the continental United States. The agreement had the immediate effect of reducing Intermedia's unit cost for digital, intercity transmission capacity. Initial implementation of the agreement provides for the connection of approximately 50 cities over the next 12 months, with additional cities to follow. The capacity provided by Williams will become part of Intermedia's nationwide network of self-healing rings, over which the Company will deliver its integrated voice and data services.

     Stock Split. On June 15, 1998, the Company effected a 2 for 1 split (the "Stock Split") of its Common Stock through a stock dividend paid to stockholders of record on June 1, 1998.

     1998 Notes Offering. In May 1998, the Company completed the 1998 Notes Offering. The aggregate net proceeds from the 1998 Notes Offering was approximately $488.9 million.

     In July 1998, the Company commenced an exchange offer in connection with the 8.60% Notes. Pursuant to the exchange offer, $500 million principal amount at maturity of the 8.60% Notes were exchanged for a series of notes registered under the Securities Act, with terms substantially identical to those of the 8.60% Notes issued in the 1998 Notes Offering.

     Conversions. During July and August 1998, the Company exchanged (a) approximately 2.0 million shares of Common Stock for approximately 1.5 million depositary shares, each representing a one-hundredth interest in one share of Series D Preferred Stock, and (b) approximately 1.4 million shares of Common Stock for approximately 1.5 million depositary shares, each representing a one-hundredth interest in one share of Series E Preferred Stock, pursuant to exchange agreements with certain holders of such depositary shares.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders or the issuance of the Dividend Shares by the Company.

                          DESCRIPTION OF CAPITAL STOCK


     Intermedia's authorized capital stock consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). As of August 31, 1998, there were 48,198,385 shares of Common Stock, 357,371 shares of Series B Preferred Stock, 54,129 shares of Series D Preferred Stock, 64,892 shares of Series E Preferred Stock and 80,000 shares of Series F Preferred Stock issued and outstanding. On a fully-diluted basis, at that date, the Company had outstanding 77,017,848 shares of Common Stock after giving effect to (a) the exercise of the Warrants (as defined under the caption "-- Outstanding Warrants"), (b) the exercise of all outstanding options issued pursuant to the Company's employee stock option plans, (c) conversion of the Series D Preferred Stock, (d) conversion of the Series E Preferred Stock and (e) conversion of the Series F Preferred Stock. As of August 31, 1998, the Company has reserved (i) 10,870,637 shares of Common Stock for issuance pursuant to the Company's employee stock option plans, (ii) 872,330 shares of Common Stock for issuance upon exercise of the Warrants, (iii) 6,957,468 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock, (iv) 5,365,611 shares of Common Stock for issuance upon the conversion of the Series E Preferred Stock, (v) 4,753,417 shares of Common Stock for issuance upon the conversion of the Series F Preferred Stock, (vi) 242,629 shares of Series B Preferred Stock for issuance as dividends on the outstanding shares of Series B Preferred Stock and (vii) 40,000 shares of Series C Preferred Stock for issuance in connection with the Company's stockholder's rights plan. All outstanding shares of Common Stock, Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are fully paid and non-assessable.



COMMON STOCK


     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of Intermedia's directors eligible for election in a given year. For a description of the classification of the Board, see "--Delaware Law and Certain Provisions of Intermedia's Certificate of Incorporation and Bylaws." Subject to the preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. See "--Dividend Restrictions." Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of Intermedia, holders of Common Stock are entitled to receive pro rata all assets available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Intermedia and the liquidation preferences of any then outstanding Preferred Stock. There are no preemptive of other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon exercise of the Warrants and as dividends on or upon the conversion of the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock will be, fully paid and non-assessable. See also "-- Reservation of Shares."

PREFERRED STOCK

     The Preferred Stock may be issued at any time or from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders.

     Series B Preferred Stock. As of August 31, 1998, the Company had outstanding 357,371 shares of Series B Preferred Stock (aggregate liquidation preference of $357.4 million). Dividends on the Series B Preferred Stock accumulate at a rate of 13 1/2% of the aggregate liquidation preference thereof and are payable quarterly, in arrears. Dividends are payable in cash or, at the Company's option, by the issuance of additional Series B Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The Series B Preferred Stock is subject to mandatory redemption at a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends on March 31, 2009. The Series B Preferred Stock will be redeemable at the option of the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007. The Series B Certificate of Designation contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue additional preferred stock, pay dividends or make other distributions, repurchase equity interests, conduct certain lines of business or enter into certain mergers and consolidations. In the event of a change of control of the Company, holders of the Series B Preferred Stock have the right to require the Company to purchase their shares of Series B Preferred Stock at a price equal to 101% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends, if any, to the date of purchase. This description is intended as a summary and is qualified in its entirety by reference to the Series B Certificate of Designation.

     The Company may, at its option, exchange some or all of the Series B Preferred Stock for the Company's 13 1/2% Senior Subordinated Debentures, due 2009 (the "Exchange Debentures"). The Exchange Debentures mature on March 31, 2009. Interest on the Exchange Debentures would be payable semi-annually, and could be paid in the form of additional Exchange Debentures at the Company's option. Exchange Debentures would be redeemable by the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007. The Exchange Debentures contain covenants similar to those contained in the Existing Senior Notes Indentures.

     Series D Preferred Stock. As of August 31, 1998, the Company had outstanding 54,129 shares of Series D Preferred Stock, with a liquidation preference of $2,500 per share. Dividends on the Series D Preferred Stock accumulate at the rate of 7% of the liquidation preference per share, and are payable quarterly, in arrears. Dividends are payable in cash, or at the option of the Company, in shares of Common Stock. The Series D Preferred Stock may not be redeemed at the option of the Company prior to July 19, 2000, but may be redeemed for cash, in whole or in part, at the option of the Company on or after such date at rates commencing with 104%, declining to 100% on July 19, 2004. In the event of change of control of the Company, holders of Series D Preferred Stock have the right to require the Company to purchase their shares of Series D Preferred Stock at 100% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends, if any, to the date of purchase. This description is intended as a summary and is qualified in its entirety by reference to the Series D Certificate of Designation.

     Series E Preferred Stock. As of August 31, 1998, the Company had outstanding 64,892 shares of Series E Preferred Stock, with a liquidation preference of $2,500 per share. Dividends on the Series E Preferred Stock accumulate at the rate of 7% of the liquidation preference per share, and are payable quarterly, in arrears. Dividends are payable in cash, or at the option of the Company, in shares of Common Stock. The Series E Preferred Stock may not be redeemed at the option of the Company prior to October 18, 2000, but may be redeemed for cash, in whole or in part, at the option of the Company on or after such date at rates commencing with 104%, declining to 100% on October 18, 2004. In the event of change of control of the Company, holders of Series E Preferred Stock have the right to require the Company to purchase their shares of Series E Preferred Stock at 100% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends, if any, to the date of purchase.

This description is intended as a summary and is qualified in its entirety by reference to the Series E Certificate of Designation.

     See "Description of Series F Preferred Stock" for a description of the terms of Series F Preferred Stock.

DELAWARE LAW AND CERTAIN PROVISIONS OF INTERMEDIA'S CERTIFICATE OF INCORPORATION AND BYLAWS

     General. The Certificate of Incorporation and the Bylaws of Intermedia contain certain provisions that could make more difficult the acquisition of Intermedia by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Intermedia first to negotiate with Intermedia. Although such provisions may have the effect of delaying, deferring or preventing a change in control of Intermedia, the Company believes that the benefits of increased protection of Intermedia's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of Intermedia.

     Board of Directors. Intermedia's Certificate of Incorporation provides that
(i) the Board be divided into three classes of directors, with each class having a number as nearly equal as possible and with the term of each class expiring in a different year and (ii) the Board shall consist of not less than three nor more than seven members, the exact number to be determined from time to time by the Board. The Board has set the number of directors at four. Subject to any rights of holders of Preferred Stock, a majority of the Board then in office will have the sole authority to fill any vacancies on the Board. Stockholders can remove members of the Board only for cause.

     Stockholder Action and Special Meetings. Intermedia's Certificate of Incorporation provides that (i) any action required or permitted to be taken by Intermedia's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing and
(ii) the authorized number of directors may be changed only by resolution of the Board. The Company's Bylaws provide that, subject to any rights of holders of any series of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board or the President of Intermedia, by a majority of the Board or by stockholders owning shares representing at least a majority of the capital stock of Intermedia issued and outstanding and entitled to vote.

     Stockholder's Rights Plan. Intermedia's Board of Directors has adopted a stockholder's rights plan, pursuant to which rights to acquire a newly created series of Preferred Stock, exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the Common Stock, were distributed to its stockholders.

     Anti-Takeover Statute. Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly held Delaware corporation, such as Intermedia, from engaging in any "business combination" with an "interested stockholder" for a three-year period following the date on which such person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either such business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, such person owned at least 85% of the voting stock of the corporation outstanding immediately prior to such transaction (excluding certain shares) or (iii) on or subsequent to such date, such business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is essentially a person who, together with affiliates and associates, owns (or within the past three years has owned) 15% or more of the corporation's voting stock. It is anticipated that the provisions of Section 203 of the DGCL may encourage any person interested in acquiring Intermedia to negotiate in advance with the Board since the stockholder approval requirement would be avoided if a majority of Intermedia's directors then in office approved either the business combination or the transaction that resulted in such person becoming an interested stockholder.

DIVIDEND RESTRICTIONS

     The terms of the Existing Senior Note Indentures restrict the Company's ability to pay cash dividends on the Series B Preferred Stock. The Existing Senior Note Indentures and the Series B Certificate of Designation restrict Intermedia's ability to pay cash dividends on the Common Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock, Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and the Series F Preferred Stock is Continental Stock Transfer & Trust Company.

OUTSTANDING WARRANTS

     153,500 warrants (the "Public Warrants"), each to purchase 4.38 shares of Common Stock, at an exercise price of $5.43 per share (subject to anti-dilution adjustments) were issued as part of a June 1995 private placement. The Public Warrants are currently exercisable. Unless exercised, the Public Warrants will expire on June 1, 2000. An additional warrant (the "1997 Warrant" and together with the Public Warrants, the "Warrants") to purchase 200,000 shares of Common Stock, at an exercise price of $20.75 per share, was issued pursuant to an Agreement and Warrant Certificate dated as of November 20, 1997, and is currently exercisable.

RESERVATION OF SHARES

     The Company has authorized and reserved for issuance such number of shares of Common Stock as will be issuable upon the conversion of all its depositary shares including the Depositary Shares (or all shares of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock) and the exercise of the Warrants and all outstanding options issued pursuant to the Company's stock option plans. Such Common Shares, when issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

REGISTRATION RIGHTS.

     In addition to the rights granted under the Registration Rights Agreement, dated August 18, 1998, among the Company and the Initial Purchasers (the "Registration Rights Agreement"), the Company is a party to several agreements pursuant to which certain stockholders have the right, among other matters, to require the Company to register their shares of Common Stock under the Securities Act under certain circumstances. As a result, upon the effectiveness of this Registration Statement, substantially all of the Company's outstanding shares, other than those held by affiliates, will be transferable without restriction under the Securities Act.

                     DESCRIPTION OF SERIES F PREFERRED STOCK

GENERAL


     The terms of the Series F Preferred Stock are set forth in the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions (the "Certificate of Designation"). The following summary of the material terms of the Series F Preferred Stock, the Certificate of Designation and the Registration Rights Agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Certificate of Incorporation, the Certificate of Designation and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Certificate of Designation and Registration Rights Agreement are available from the Company, upon written or oral request addressed to Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 (telephone 813-829-0011/facsimile 813-829-2913), Attention:
Investor Relations. As used in this Description of Series F Preferred Stock, the term "Company" refers to Intermedia Communications Inc., excluding its subsidiaries (the "Subsidiaries").

     Certain of the Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Series F Preferred Stock. Any right of the Company to receive assets of any of its Subsidiaries is effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. As of June 30, 1998 on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the aggregate amount of liquidation preference of Senior Securities and indebtedness and other obligations of the Company and its Subsidiaries that would effectively rank senior in right of payment to the obligations of the Company under the Series F Preferred Stock would have been approximately $2.8 billion. See "Risk Factors -- Subordination of the Series F Preferred Stock."


     Pursuant to the Certificate of Designation, 92,000 shares (including 12,000 shares which the Initial Purchasers had the option to purchase to cover over-allotments) of Series F Preferred Stock with the Liquidation Preference were authorized. Eighty thousand of such shares are issued and outstanding and are fully paid and non-assessable. The Initial Purchasers did not exercise their option to purchase the remaining 12,000 shares. The holders of the Series F Preferred Stock have no preemptive rights.

     The transfer agent for the Series F Preferred Stock is Continental Stock Transfer & Trust Co. unless and until a successor is selected by the Company (the "Transfer Agent").

RANKING

     The Series F Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established after September 3, 1998 by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series F Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with the Series D Preferred Stock and Series E Preferred Stock, any additional shares of Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after September 3, 1998 by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series F Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to the Series B Preferred Stock ($357.4 million aggregate liquidation preference outstanding at August 31, 1998) and to each class of capital stock or series of preferred stock issued by the Company established after September 3, 1998 by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Series F Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").


     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series F Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

DIVIDENDS


     The holders of shares of the Series F Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends from August 18, 1998 accruing at the rate per annum of 7% of the Liquidation Preference per share, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on October 15, 1998 (each, a "Dividend Payment Date"). If any such date is not a business day, such payment shall be made on the next succeeding business day, to the holders of record as of the next preceding January 1, April 1, July 1 and October 1 (each, a "Record Date"). Dividends will be payable (i) in cash, (ii) by delivery of shares of Common Stock to holders (based upon 95% of the Average Stock Price (as defined below)) or (iii) through any combination of the foregoing. The Company intends to pay dividends in shares of Common Stock on each Dividend Payment Date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of Common Stock, the number of shares of Common Stock to be issued on each Dividend Payment Date will be determined by dividing the total dividend to be paid on each share of Series F Preferred Stock by 95% of the average of the high and low sales prices of the Common Stock as reported by the Nasdaq National Market or any national securities exchange upon which the Common Stock is then listed, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the Record Date (the "Average Stock Price"). The Transfer Agent is authorized and directed in the Certificate of Designation to aggregate any fractional shares of Common Stock that are issued as dividends, sell them at the best available price and distribute the proceeds to the holders in proportion to their respective interests therein. The Company will pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions. In the event the sale by the Transfer Agent of such aggregated fractional interests would be restricted, the Company and the Transfer Agent will agree upon other appropriate arrangements for the cash realization of fractional interests. Dividends payable on the Series F Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. At the option of the Company, whenever dividends are to be paid by delivery of shares of Common Stock, such delivery shall be deemed to be made pursuant to the terms of a dividend reinvestment plan for the Series F Preferred Stock in which each holder of Series F Preferred Stock shall be a participant.


     Dividends on the Series F Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation provides that the Company will take all actions required or permitted under the DGCL to permit the payment of dividends on the Series F Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series F Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series F Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series F Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series F Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

     The Existing Senior Notes Indentures and the Series B Certificate of Designation contain, and any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to pay dividends on the Series F Preferred Stock.

OPTIONAL REDEMPTION

     The Series F Preferred Stock may not be redeemed at the option of the Company prior to October 17, 2001. The Series F Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Company on or after October 17, 2001, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on October 17 of each of the years set forth below:


     Year                                                                                                Percentage
     ----                                                                                                ----------
     2001................................................................................................   104.00%
     2002................................................................................................   103.00%
     2003................................................................................................   102.00%
     2004................................................................................................   101.00%
     2005 and thereafter.................................................................................   100.00%

No optional redemption may be authorized or made unless, prior to giving the applicable redemption notice, all accumulated and unpaid dividends for periods ended prior to the date of such redemption notice shall have been paid in cash or Common Stock. In the event of partial redemptions of Series F Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company.

CONVERSION RIGHTS

     Each share of Series F Preferred Stock will be convertible at any time after November 16, 1998, unless previously redeemed, at the option of the holder thereof into Common Stock of the Company, at a conversion rate equal to the Liquidation Preference divided by the conversion price then applicable, except that the right to convert shares of Series F Preferred Stock called for redemption will terminate at the close of business on the business day preceding the redemption date and will be lost if not exercised prior to that time, unless the Company defaults in making the payment due upon redemption.

     The initial conversion price is $42.075 per share. The conversion price will be subject to adjustment in certain events, including: (i) the payment of dividends (and other distributions) in Common Stock on any class of capital stock of the Company other than the payment of dividends in Common Stock on the Series F Preferred Stock or any other regularly scheduled dividend on any other preferred stock which does not trigger any anti-dilution provisions in any other security; (ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as calculated pursuant to the

Certificate of Designation); (iii) subdivisions, combinations and reclassifications of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of any class of capital stock, cash or other assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to in clauses
(i) through (iii) above and dividends and distributions paid in cash out of the retained earnings of the Company, unless the sum of all such cash dividends and distributions made and the amount of cash and the fair market value of other consideration paid in respect of any repurchases of Common Stock by the Company or any of its Subsidiaries, in each case within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the product of the then current market price of the Common Stock times the aggregate number of shares of Common Stock outstanding on the record date for such dividend or distribution).

     No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. Notwithstanding the foregoing, no adjustment to the conversion price shall reduce the conversion price below the then applicable par value per share of the Common Stock. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In the case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each share of Series F Preferred Stock then outstanding would become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such share of Series F Preferred Stock might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares).

     The holder of record of a share of Series F Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Series F Preferred Stock will be entitled to receive such dividends with respect to such share of Series F Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. A share of Series F Preferred Stock surrendered for conversion during the period from the close of business on any Record Date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Company has chosen to pay the dividend, in an amount equal to the dividend payable on such Dividend Payment Date, unless such share of Series F Preferred Stock has been called for redemption on a redemption date occurring during the period from the close of business on any Record Date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a share of Series F Preferred Stock called for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the business day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. No payment or adjustment will be made upon conversion of shares of Series F Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control and subject to restrictions on repurchase contained in the instruments governing the Company's outstanding indebtedness and the Series B Preferred Stock Certificate of Designation and subject to the participation of any Parity Securities, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part of each holder's Series F Preferred Stock at an offer price in cash equal to 100% of the aggregate Liquidation Preference thereof, plus accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date of repurchase. Within 30 days following a Change of Control, the Company will mail a notice to each holder of Series F Preferred Stock describing the transaction that constitutes the

Change of Control and offering to repurchase the Series F Preferred Stock pursuant to the procedures required by the Certificate of Designation and described in such notice; provided that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding indebtedness to permit the repurchase of the Series F Preferred Stock required by this covenant. The Company will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series F Preferred Stock as a result of a Change of Control.


     A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company, unless (i) the closing price per share of Common Stock for any five trading days within the period of ten consecutive trading days ending immediately after the announcement of such Change of Control equals or exceeds 105% of the conversion price of the Series F Preferred Stock in effect on each such trading day or (ii) at least 90% of the consideration in the transaction or transactions constituting a Change of Control pursuant to clause (c) consists of shares of Common Stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Series F Preferred Stock becomes convertible solely into such Common Stock (and any rights attached thereto), or (d) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that a transaction in which the Company becomes a subsidiary of another entity shall not constitute a Change of Control if (i) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other entity (but including holders of equity interests of such other entity), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Series F Preferred Stock to require the Company to repurchase the Series F Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer may be uncertain.


     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors on the date of original issuance of the Series F Preferred Stock or
(b) was nominated for election to the Board of Directors with the approval of, or whose election was ratified by, at least two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

     Except as described above with respect to a Change of Control, the Certificate of Designation does not contain provisions that permit the holders of the Series F Preferred Stock to require that the Company repurchase or redeem the Series F Preferred Stock in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Series F Preferred Stock or the Common Stock, but that would not constitute a Change of Control.


     The Existing Senior Notes or other indebtedness and the Series B Preferred Stock could restrict the Company's ability to repurchase the Series F Preferred Stock upon a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing the Series F Preferred Stock, the Company could either (i) repay in full or refinance all such outstanding indebtedness or Series B Preferred Stock or (ii) obtain the requisite consents, if any, under all agreements governing outstanding indebtedness or Series B Preferred Stock to permit the repurchase of Series F Preferred Stock required by this covenant. The Company must first comply with the covenants in its outstanding indebtedness or take the actions described in the preceding sentence before it will be required to repurchase shares of Series F Preferred Stock in the event of a Change of Control; provided, that if the Company fails to repurchase shares of Series F Preferred Stock, the sole remedy to holders of Series F Preferred Stock will be the voting rights arising from a Voting Rights Triggering Event. See "-- Voting Rights." Moreover, the Company will not repurchase or redeem any Series F Preferred Stock pursuant to this Change of Control provision prior to the Company's repurchase of the Series B Preferred Stock pursuant to the change of control covenants in the Series B Preferred Stock. As a result of the foregoing, a holder of the Series F Preferred Stock may not be able to compel the Company to purchase the Series F Preferred Stock unless the Company is able at the time to refinance all such indebtedness and the Series B Preferred Stock. See "Risk Factors--Business Combinations; Change of Control."


     The Company will not be required to make a Change of Control Offer to the holders of Series F Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designation applicable to a Change of Control Offer made by the Company and purchases all shares of Series F Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

VOTING RIGHTS

     Holders of record of shares of the Series F Preferred Stock have no voting rights, except as required by law and as provided in the Certificate of Designation. The Certificate of Designation provides that upon (a) the accumulation of accrued and unpaid dividends on the outstanding Series F Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive) or (b) the failure of the Company to make a Change of Control Offer or to repurchase all of the Series F Preferred Stock tendered in a Change of Control Offer (each of the events described in clauses (a) and (b) being referred to herein as a "Voting Rights Triggering Event"), then the holders of a majority of the outstanding shares of Series F Preferred Stock voting together with any other subsequently issued Parity Securities then entitled to voting rights will be entitled to elect such number of members to the Board of Directors of the Company constituting at least 20% of the then existing Board of Directors before such election (rounded to the nearest whole number), provided, however, that such number shall be no less than one nor greater than two, and the number of members of the Company's Board of Directors will be immediately and automatically increased by one or two, as the case may be. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Series F Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived, at which time the term of office of any such members of the Board of Directors so elected shall terminate and such directors shall be deemed to have resigned.

     In addition, the Certificate of Designation provides that the Company will not authorize any class of Senior Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase shares of any class or series of Senior Securities, without the approval of holders of at least a majority of the shares of Series F Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series F Preferred Stock or authorize the issuance of any additional shares of Series F Preferred Stock, without the approval of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock voting or consenting, as the case may be, as one class; provided, however, that the Company may not amend the Change of Control provisions of the

Certificate of Designation (including the related definitions) without the approval of the holders of at least 66 2/3% of the then outstanding shares of Series F Preferred Stock voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above with respect to Senior Securities, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or
(b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Series F Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Series F Preferred Stock. The consent of the holders of Series F Preferred Stock will not be required for the Company to authorize, create (by way of reclassification or otherwise) or issue any Junior Securities or Parity Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Junior Securities or Parity Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Without the vote or consent of the holders of a majority of the then outstanding shares of Series F Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) if the Company is not the resulting entity, the Series F Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Series F Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event has occurred and is continuing. The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of the Certificate of Designation.


     While the consent of the holders of a majority of the then outstanding Series F Preferred Stock is required for the Company to sell, lease, transfer, convey or otherwise dispose of "substantially all" of its assets, there is no precise established definition of the phrase "substantially all" under applicable law. Although there is a developing body of case law interpreting the phrase, the ability of a holder of the Series F Preferred Stock to enforce this provision in the event of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company may be uncertain.



LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Series F Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series F Preferred Stock held by such holder, plus accrued and unpaid dividends and Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock. After payment in full of the Liquidation Preference and all accrued dividends and Liquidated Damages, if any, to which holders of Series F Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series F Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series F Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

REPORTS

     The Certificate of Designation provides that the Company will file all annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") with the Transfer Agent within 15 days after it files them with the Commission. In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing). Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any shares of Series F Preferred Stock are outstanding, the Company will furnish copies of the SEC Reports to the holders of Series F Preferred Stock at the time the Company is required to make such information available to the Transfer Agent and to investors who request it in writing. In addition, the Company has agreed that, for so long as any shares of Series F Preferred Stock remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES


     Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement (the "Shelf Registration Statement") with the Commission covering resales of Transfer Restricted Securities (as defined below) by holders thereof (who satisfied certain conditions relating to the provision of information to the registrant) on or prior to October 17, 1998, and to use its reasonable best efforts to cause such Shelf Registration Statement to become effective on or prior to December 16, 1998.


      "Transfer Restricted Securities" for this purpose, means each Depositary Share, each share of Series F Preferred Stock and each Common Share until (a) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (b) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act or may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

     The Registration Statement of which this Prospectus forms a part constitutes the Shelf Registration statement. The Company is obligated to use its best efforts to maintain the effectiveness of the Shelf Registration Statement for a period ending on the earlier of August 18, 2000 and the date when all Transfer Restricted Securities covered by the Shelf Registration Statement are sold and the Company will use its reasonable best efforts to register under the Securities Act the issuance by the Company of Common Stock as dividends on the Series F Preferred Stock. If the Company is unable to effect such registration, the Company shall file a shelf registration statement to enable resales of any Common Stock issued as dividends on the Series F Preferred Stock that are then restricted stock under the Securities Act. If (i) the Shelf Registration Statement ceases to be effective or usable for any period of ten consecutive days or for any 20 days in any 180-day period in connection with resales of Transfer Restricted Securities (provided, that the Company will have the option of suspending the effectiveness of the Shelf Registration Statement, without becoming obligated to pay Liquidated Damages for periods of up to a total of 60 days in any calendar year if the Board of Directors of the Company determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the Shelf Registration Statement at such time could reasonably be expected to have an adverse effect on the Company or a pending corporate transaction) or (ii) the Company is unable to pay a dividend in Common Stock that is freely transferable without restriction under the Securities Act without delivery of a prospectus (such Common Stock, "Unrestricted Stock") (each such event referred to in clauses (i) and (ii), a "Registration Default"), then the Company will pay to each holder of Transfer Restricted Securities or each holder of Series F Preferred Stock that does not receive a Common Stock dividend in Unrestricted Stock, as the case may be, liquidated damages ("Liquidated Damages") at a rate of 0.25% of the Liquidation Preference of the Series F Preferred Stock constituting Transfer Restricted Securities or 0.25% of the total dividend payment that was not made in either cash or Unrestricted Stock, as applicable, which shall accrue from the date of the Registration Default until such Registration Default is cured or such dividend payment is paid in cash or Unrestricted Stock or any Common Stock paid as a dividend by the Company becomes Unrestricted Stock. All accrued Liquidated Damages will be paid in shares of Common Stock valued at the Average Stock Price by the Company on each Dividend Payment Date specified in the Certificate of Designation. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

                        DESCRIPTION OF DEPOSITARY SHARES


     Each Depositary Share represents a one-hundredth interest in a share of Series F Preferred Stock deposited under the Deposit Agreement ("Deposit Agreement"), entered into among Intermedia, Continental Stock Transfer & Trust Company, as depositary agent ("Continental"), and the holders from time to time of Depositary Receipts (as defined below) issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled proportionately to all of the rights and preferences of the shares of Series F Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the Company's Certificate of Incorporation and the Certificate of Designation and summarized above under "Description of Series F Preferred Stock." The Company does not expect that there will be any public trading market for the Series F Preferred Stock except as represented by the Depositary Shares.



     The Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of the material terms of the Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement (which contains the form of Depositary Receipt), a copy of which is available from the Company, upon written or oral request addressed to Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 (telephone 813-829-0011/facsimile 813-829-2913), Attention: Investor Relations.


ISSUANCE OF DEPOSITARY RECEIPTS

     The Series F Preferred Stock was deposited with Continental immediately preceding the Offering, and Continental in turn executed and delivered the Depositary Receipts to the Company. The Company delivered the Depositary Receipts to the Initial Purchasers.

WITHDRAWAL OF SERIES F PREFERRED STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of Continental, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of the number of whole shares of Series F Preferred Stock represented by such Depositary Shares. Owners of Depositary Shares are entitled to receive only whole shares of Series F Preferred Stock on the basis of one share of Series F Preferred Stock for each one hundred Depositary Shares. In no event will fractional shares of Series F Preferred Stock (or cash in lieu thereof) be distributed by Continental. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series F Preferred Stock to be withdrawn, Continental will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     The Company has not applied and does not intend to apply for the listing of the Depositary Shares or the Series F Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market.

CONVERSION AND CALL PROVISION


     Redemption. As described under "Description of Series F Preferred Stock -- Redemption," the Series F Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Company on or after October 17, 2001, at the specified redemption prices specified, together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice. In the event of partial redemptions of Series F Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company.

     Whenever the Company shall elect to redeem shares of Series F Preferred Stock pursuant to the terms of the Series F Preferred Stock, it shall (unless otherwise agreed in writing with Continental) give Continental not less than 60 days' notice of the date of such proposed redemption of Series F Preferred Stock and of the number of shares held by Continental to be so redeemed. On the date of such redemption, provided that the Company shall then have deposited with Continental the amount of cash necessary to effect such redemption, Continental shall redeem the number of Depositary Shares representing such Series F Preferred Stock. Continental shall mail notice of such redemption and the proposed simultaneous redemption of the number of Depositary Shares representing the Series F Preferred Stock to be redeemed, by first class postage prepaid, not less than 30 and not more than 60 days prior to the date fixed for redemption of such Series F Preferred Stock and Depositary Shares (the "Redemption Date"), to the holders of record on the record date for such redemption of the Depositary Receipts evidencing the Depositary Shares to be so redeemed. Each such notice shall state the record date for the purposes of such redemption; the Redemption Date; the number of Depositary Shares to be redeemed and, if less than all of the Depositary Shares held by any such holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; the amount of cash to be received by such holder; the place or places where Depositary Receipts evidencing Depositary Shares are to be surrendered for cash; and that dividends in respect of the Series F Preferred Stock represented by the Depositary Shares to be redeemed will cease to accrue at the close of business on such Redemption Date. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected by lot or pro rata (as nearly as may be) or in any other equitable manner determined by Continental to be consistent with the method determined by the Board of Directors with respect to the Series F Preferred Stock.

     From and after the Redemption Date, all dividends in respect of the shares of Series F Preferred Stock so called for redemption shall cease to accrue, the Depositary Shares being so redeemed shall be deemed no longer to be outstanding, all rights of the holders of Depositary Receipts evidencing such Depositary Shares shall cease and terminate and, upon surrender in accordance with said notice of the Depositary Receipts evidencing any such Depositary Shares (properly endorsed or assigned for transfer, if Continental shall so require), such Depositary Shares shall be redeemed by Continental for the consideration therefor specified in said notice, plus all money and other property, if any, represented by such Depositary Shares, including all amounts, if any, paid by the Company in respect of dividends which on the Redemption Date have accrued on the shares of Series F Preferred Stock to be so redeemed and have not theretofore been paid. If less than all of the Depositary Shares evidenced by any Depositary Receipt are called for redemption, Continental will deliver to the holder of such Depositary Receipt upon its surrender to Continental, together with the redemption payment, a new Depositary Receipt evidencing the Depositary Shares evidenced by such prior Depositary Receipt and not called for redemption.

     Conversion at the Option of Holder. As described under "Description of Series F Preferred Stock- Conversion Rights," the Series F Preferred Stock may be converted, in whole or in part, into shares of Common Stock at the option of the holders of Series F Preferred Stock at any time after November 16, 1998, unless previously redeemed. The Depositary Shares held by any holder may, at the option of such holders, be converted in whole or from time to time in part (but only in lots of 100 Depositary Shares or integral multiples thereof), into shares of Common Stock upon the same terms and conditions as the Series F Preferred Stock, except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to the number of shares of Common Stock received upon conversion of one share of Series F Preferred Stock divided by one hundred. To effect such an optional conversion, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank, to Continental or its agent. A Depositary Share surrendered for conversion during the period from the close of business on any Record Date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash, Common Stock or a combination thereof, depending on the method of payment that the Company has chosen to pay the dividend, in an amount equal to the dividend payable on such Dividend Payment Date, unless such Depositary Share has been called for redemption on a redemption date occurring during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a Depositary Share called for redemption on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date, notwithstanding the conversion of such share after such Record Date and prior to such Dividend Payment Date. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied.

     If only a portion of the Depositary Shares evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not converted. No fractional shares of Common Stock will be issued upon conversion of Depositary Shares, and, if such conversion would otherwise result in a fractional share of Common Stock being issued, the number of shares of Common Stock to be issued upon such conversion shall be rounded up to the nearest whole share.

     After the date fixed for conversion or redemption, the Depositary Shares so converted or called for redemption will no longer be deemed to be outstanding and all rights of the holders of such Depositary Shares will cease, except the holder of such Depositary Shares shall be entitled to receive any money or other property to which the holders of such Depositary Shares were entitled upon such conversion or redemption, upon surrender to Continental of the Depositary Receipt or Receipts evidencing such Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS


     Continental will distribute all dividends or other distributions in respect of the Series F Preferred Stock to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders. See "Description of Series F Preferred -- Stock Dividends."


     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or Continental on account of taxes.

RECORD DATE

     Whenever (i) any dividend or other distribution shall become payable, any distribution shall be made, or any rights, preferences or privileges shall be offered with respect to the Series F Preferred Stock, or (ii) Continental shall receive notice of any meeting at which holders of Series F Preferred Stock are entitled to vote or of which holders of Series F Preferred Stock are entitled to notice, or of any election on the part of the Company to call for redemption any Series F Preferred Stock, Continental shall in each such instance fix a record date (which shall be the same date as the record date for the Series F Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preference or privileges or the net proceeds of the sale thereof, (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, or (z) who shall be subject to such redemption, subject to the provisions of the Deposit Agreement.

VOTING OF DEPOSITARY SHARES

     Holders of record of Depositary Shares have no voting rights, except as required by law and as provided in the Certificate of Designation in respect of the Series F Preferred Stock, as described under "Description of Series F Preferred Stock--Voting Rights."

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and Continental. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Continental"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of Depositary Shares, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares, to receive Series F Preferred Stock or, upon conversion of the Series F Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by the Company, Continental will terminate the Deposit Agreement after mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the date fixed in such notice for such termination. Continental may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after Continental shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, Continental thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that Continental will continue (i) to collect dividends on the Series F Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Series F Preferred Stock together with such dividends and distributions and the net proceeds of any sales or rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, Continental may sell the Series F Preferred Stock then held by it at public or private sale, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of Continental without appointing a successor depositary.

CHARGES OF CONTINENTAL

     The Company will pay all charges of Continental including the distribution of information to the holders of Depositary Receipts with respect to matters on which Series F Preferred Stock are entitled to vote, withdrawals of the Series F Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Depositary Receipts, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of the holders of Depositary Receipts or persons depositing Series F Preferred Stock.

GENERAL

     Continental will make available for inspection by holders of Depositary Receipts at its corporate trust office all reports and communications from the Company that are delivered to Continental and made generally available to the holders of the Series F Preferred Stock.

     Neither Continental nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

FORM AND DENOMINATION

     Global Shares; Book-Entry Form. Shares of Depositary Shares sold in reliance on Rule 144A under the Securities Act or to other Accredited Investors pursuant to the Securities Act and the rules and regulations thereunder will be evidenced initially by one or more global certificates (the "Depositary Share Global Certificate") which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (the "Global Certificate Holder"). Except as set forth below, record ownership of the Depositary Share Global Certificate may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.


     Owners of a beneficial interest in the Depositary Share Global Certificate may hold their interest in the Depositary Share Global Certificate directly through the Depositary if such holder is a participant in the Depositary or indirectly through organizations that are participants in the Depositary. Persons who are not participants may beneficially own interests in the Depositary Share Global Certificate held by the Depositary only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede & Co., as the nominee of the Depositary, is the registered owner of the Depositary Share Global Certificate, Cede & Co. for all purposes will be considered the sole holder of the Depositary Share Global Certificate. Owners of beneficial interest in the Depositary Share Global Certificate will be entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form (the "Definitive Securities").


     Payment of dividends on and any redemption price with respect to the Depositary Share Global Certificate will be made to the Global Certificate Holder, as registered owner of the Depositary Share Global Certificate, by wire transfer of immediately available funds on each Dividend Payment Date or redemption date, as applicable. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Depositary Share Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company has been informed by the Depositary that, with respect to any payment of dividends on, or the redemption price with respect to, the Depositary Share Global Certificate, the Depositary's practice is to credit participants' accounts on the payment date therefor, with payments in amounts proportionate to their respective beneficial interests in the Depositary Shares represented by the Depositary Share Global Certificate as shown on the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests in the Depositary Shares represented by the Depositary Share Global Certificate held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Transfers between participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Depositary Share Global Certificate to such persons may be limited. Because the Depositary can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Depositary Shares represented by the Depositary Share Global Certificate to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Transfer Agent will have responsibility for the performance of the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Depositary Shares (including, without limitation, the presentation of Depositary Shares for exchange) only at the direction of one or more participants to whose account with the Depositary interests in the Depositary Share Global Certificate are credited, and only in respect of the Depositary Shares represented by the Depositary Share Global Certificate as to which such participant or participants has or have given such direction.

     The Depositary has also advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such participants (or their representatives), together with other entities, own the Depositary. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Depositary Share Global Certificate among participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Depositary Shares to be issued in definitive form in exchange for the Depositary Share Global Certificate.

     Certificated Depositary Shares. Investors in the Depositary Shares may request that Definitive Securities be issued in exchange for Depositary Shares represented by the Depositary Share Global Certificate. Furthermore, Definitive Securities may be issued in exchange for Depositary Shares represented by the Depositary Share Global Certificate if no successor depositary is appointed by the Company as set forth above.

     Unless determined otherwise by the Company in accordance with applicable law, Definitive Securities issued upon transfer or exchange of beneficial interests in Depositary Shares represented by the Depositary Share Global Certificate will bear a legend setting forth transfer restrictions under the Securities Act. Any request for the transfer of Definitive Securities bearing the legend, or for removal of the legend from Definitive Securities, must be accompanied by satisfactory evidence, in the form of an opinion of counsel, that such transfer complies with the Securities Act or that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act, as the case may be.

                         FEDERAL INCOME TAX CONSEQUENCES


     The following, in the opinion of Kronish Lieb Weiner & Hellman LLP, sets forth the material United States federal income tax considerations generally applicable to persons acquiring the Depositary Shares, but does not purport to be a complete analysis of all potential consequences. The opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Depositary Shares or Common Stock. The opinion assumes that the holders of Depositary Shares or Common Stock will hold them as "capital assets" within the meaning of Section 1221 of the Code. The opinion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the consequences set forth herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Depositary Shares or Common Stock or that any such position would not be sustained.

     The tax treatment of a holder of the Depositary Shares and Common Stock may vary depending on such holder's particular situation or status. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding Depositary Shares or Common Stock as part of a straddle, hedging or conversion transaction) may be subject to special rules not discussed below. The opinion does not consider all aspects of United States federal income tax that may be relevant to the purchase, ownership and disposition of the Depositary Shares and Common Stock by a holder in light of such holder's personal circumstances. In addition, the opinion does not consider the effect of any applicable foreign, state or local tax laws, or estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE OF DEPOSITARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     For purposes of the opinion, a "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" means a holder who is not a U.S. Holder.



                                  INTRODUCTION


     Holders of Depositary Shares will be treated for United States federal income tax purposes as if they were owners of the Series F Preferred Stock represented by such Depositary Shares. Accordingly, holders of Depositary Shares will recognize the items of income, gain, loss and deduction that they would recognize if they directly held the Series F Preferred Stock. References in this "Federal Income Tax Consequences" section to holders of Series F Preferred Stock include holders of Depositary Shares, and references to Depositary Shares include Series F Preferred Stock.

                        TAX CONSEQUENCES TO U.S. HOLDERS

DISTRIBUTIONS ON DEPOSITARY SHARES AND COMMON STOCK


     A distribution on the Depositary Shares, whether paid in cash or in shares of Common Stock, or a cash distribution on Common Stock will be taxable to the U.S. Holder as ordinary dividend income to the extent that the amount of the distribution (i.e., the amount of cash and/or the fair market value of the Common Stock on the date of distribution) does not exceed the Company's current or accumulated earnings and profits allocable to such distribution (as determined for federal income tax purposes). To the extent that the amount of the distribution exceeds the Company's current or accumulated earnings and profits allocable to such distribution, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the Depositary Shares or Common Stock with respect to which such distribution is made. The amount of any such excess distribution that exceeds the U.S. Holder's adjusted tax basis in the Depositary Shares or Common Stock will be taxed as capital gain and will be long-term capital gain if the U.S. Holder's holding period for the Depositary Shares or Common Stock exceeds one year. A U.S. Holder's initial tax basis in Common Stock received as a distribution on the Depositary Shares will equal the fair market value of the Common Stock on the date of the distribution. The holding period for the Common Stock will commence on the day following the distribution. There can be no assurance that the Company will have sufficient earnings and profits to cause distributions on the Series F Preferred Stock or Common Stock to be treated as dividends for federal income tax purposes. For purposes of the opinion, the term "ordinary dividend" refers to a distribution paid out of current or accumulated earnings and profits. Liquidated Damages should be taxed in the same manner as dividend distributions, except that it is possible that Liquidated Damages might be treated as payment of a fee and hence as ordinary income with respect to which no dividends-received deduction is available.

     Ordinary dividends received by corporate U.S. Holders will generally be eligible for the 70% dividends-received deduction under Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are received, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate U.S. Holders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situations. A corporate holder must generally satisfy a separate 46-day (91-day, in the case of certain preferred stock dividends) holding period requirement with respect to each dividend in order to be eligible for the dividends-received deduction with respect to such dividend.


REDEMPTION PREMIUM


     Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be treated as constructively distributed on a periodic basis prior to actual receipt. However, a U.S. Holder of the Depositary Shares will not be required to include any redemption premium in income under Section 305(c) if the holder and the Company are not related within the meaning of the Treasury regulations under
Section 305(c) and there are no plans, arrangements or agreements that effectively require or are intended to compel the Company to redeem the Series F Preferred Stock.


ADJUSTMENT OF CONVERSION PRICE


     Treasury regulations issued under Section 305 of the Code treat certain adjustments to conversion provisions of stock such as the Series F Preferred Stock as constructive distributions of stock. Such constructive distributions of stock would be taxable to U.S. Holders of Depositary Shares as described above under the caption "Distributions on Depositary Shares and Common Stock." In general, any adjustment increasing the number of shares of Common Stock into which the Depositary Shares can be converted could constitute a constructive distribution of stock to U.S. Holders of Depositary Shares unless made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of Depositary Shares. Any adjustment in the conversion price to compensate the holders of Depositary Shares for taxable distributions of cash or property on any of the outstanding

Common Stock of the Company could be treated as a constructive distribution of stock to U.S. Holders of Depositary Shares.


CONVERSION OF SERIES F PREFERRED STOCK


     No gain or loss will generally be recognized for United States federal income tax purposes on conversion of the Series F Preferred Stock solely into Common Stock. However, if the conversion takes place when there is a dividend arrearage on the Series F Preferred Stock, a portion of the Common Stock received could be treated as a distribution taxable as described above under the caption "Distributions on Depositary Shares and Common Stock" to the extent of such dividend arrearage. Except for any Common Stock treated as received in such a distribution, the tax basis of the Common Stock received upon conversion (including any fractional share deemed received) will be the tax basis of the Series F Preferred Stock converted, and the holding period of the Common Stock received upon conversion (including any fractional share deemed received) will include the holding period of the Series F Preferred Stock converted. The receipt of cash in lieu of a fractional share of Common Stock upon conversion of Series F Preferred Stock into Common Stock will generally be treated as a sale of such fractional share in which the U.S. Holder will recognize taxable gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share redeemed. Such gain or loss will be capital gain or loss and will be long-term if the U.S. Holder's holding period for the fractional share exceeds one year.


CONVERSION OF SERIES F PREFERRED STOCK AFTER DIVIDEND RECORD DATE


     If a holder whose Series F Preferred Stock has not been called for redemption surrenders such Series F Preferred Stock for conversion into shares of Common Stock after a dividend record date for the Series F Preferred Stock but before payment of the dividend, such holder will be required to pay the Company an amount equal to such dividend upon conversion. A U.S. Holder will likely recognize the dividend payment as a distribution taxable as described above under the caption "Distributions on Depositary Shares and Common Stock" when it is received and increase the basis of the Common Stock received by the amount paid to the Company.


REDEMPTION, SALE OR OTHER TAXABLE DISPOSITION OF SERIES F PREFERRED STOCK AND SALE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK

     A redemption of shares of Series F Preferred Stock for cash will be a taxable event.


     A redemption of shares of Series F Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the Series F Preferred Stock redeemed. If a holder does own, actually or constructively, other stock of the Company, a redemption of Series F Preferred Stock may be treated as a distribution taxable as described above under the caption "Distributions on Depositary Shares and Common Stock." Such treatment will not be applied if the redemption is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Series F Preferred Stock that results in a reduction in the proportionate interest in the Company (taking into account any actual ownership of Common Stock and any stock constructively owned) of a holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company.


     If a redemption of the Series F Preferred Stock for cash is treated as a sale or exchange, the redemption will result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Series F Preferred Stock redeemed, except to the extent that the redemption price includes dividends that have been declared by the Board of Directors of the Company prior to the redemption. Similarly, upon the sale or other taxable disposition of the Series F Preferred Stock or Common Stock (other than in a redemption, on conversion or pursuant to a tax-free exchange), the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted tax basis in the Series F Preferred Stock or

Common Stock will be capital gain or loss. This gain or loss will be long-term capital gain or loss if the holder's holding period for the Series F Preferred Stock or Common Stock exceeds one year.


     If a redemption of Series F Preferred Stock is treated as a distribution, the amount of the distribution will be the amount of cash received by the holder. The holder's adjusted tax basis in the redeemed Series F Preferred Stock will be transferred to any remaining stock holdings in the Company, subject to reduction or possible gain recognition under Section 1059 of the Code with respect to the non-taxed portion of any ordinary dividend. If the holder does not retain any actual stock ownership in the Company (having a stock interest only constructively by attribution), the holder may lose the benefit of the basis in the Series F Preferred Stock.



                      TAX CONSEQUENCES TO NON-U.S. HOLDERS

DISTRIBUTIONS ON DEPOSITARY SHARES AND COMMON STOCK


     Ordinary dividends paid to a Non-U.S. Holder of Series F Preferred Stock or Common Stock that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder will be subject to United States federal income tax, which generally will be withheld at a rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. Under the currently applicable Treasury regulations, ordinary dividends paid to an address in a country other than the United States are subject to withholding (unless the payor has knowledge to the contrary).

     Dividends paid to a Non-U.S. Holder of Series F Preferred Stock or Common Stock that are effectively connected with a United States trade or business conducted by such Non-U.S. Holder will be subject to tax at the graduated rates applicable to United States citizens, resident aliens and domestic corporations (the "Regular Federal Income Tax") in the same manner as described above for U.S. Holders under the caption "Distributions on Depositary Shares and Common Stock," and will not be subject to withholding tax if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the dividend payment. In addition to the Regular Federal Income Tax, effectively connected dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).


REDEMPTION, SALE OR OTHER TAXABLE DISPOSITION OF SERIES F PREFERRED STOCK AND SALE OR OTHER TAXABLE DISPOSITION OF COMMON STOCK


         A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gain recognized upon the sale or other disposition of Series F Preferred Stock or Common Stock unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (in which case the branch profits tax also may apply if the Non-U.S. Holder is a corporation); (ii) in the case of a Non- U.S. Holder who is a non-resident alien individual and holds the Series F Preferred Stock or Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met; or (iii) the Series F Preferred Stock or Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for such Series F Preferred Stock or Common Stock.


         If a Non-U.S. Holder falls within clause (i) or (iii) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the Regular Federal Income Tax, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax). If an individual Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale.

FEDERAL ESTATE TAXES

     An individual Non-U.S. Holder who owns, or is treated as owning, Series F Preferred Stock or Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Series F Preferred Stock or Common Stock will be required to include the value of such Series F Preferred Stock or Common Stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


NEW WITHHOLDING REGULATIONS

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS.


                  INFORMATION REPORTING AND BACKUP WITHHOLDING


     The Company will generally be required to report to certain holders of the Depositary Shares and Common Stock and to the Internal Revenue Service the amount of any dividends on the Depositary Shares and Common Stock paid to such holders in each calendar year and the amounts of tax withheld, if any, with respect to such payments.


     A U.S. Holder of Depositary Shares or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a redemption, sale or exchange of, the Depositary Shares or Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates its exemption or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of Depositary Shares or Common Stock who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. A Non-U.S. Holder of Depositary Shares or Common Stock may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply. Any amount paid as backup withholding would be creditable against the holder's federal income tax liability.

                             SELLING SECURITYHOLDERS

     The following table sets forth, as of September 22, 1998, certain information regarding the Selling Securityholders' ownership of the Company's Depositary Shares, Series F Preferred Stock and Common Stock. Unless otherwise disclosed in the footnotes to the table, no Selling Securityholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. All of the Depositary Shares and shares of Series F Preferred Stock are registered in the name of "Cede & Co." on the books of the Company's Transfer Agent. To the knowledge of the Company, except as disclosed in the table below, the Selling Securityholders did not own, nor have any rights to acquire, any other Depositary Shares, shares of Series F Preferred Stock or Common Stock as of the date of this Prospectus.



=================================================================================================================================
                                        Common Stock                                          Depositary Shares
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     Beneficially
                                                          Beneficially                                               Owned After
Name of Selling                                              Owned                                                       This
   Security-        Beneficially Owned Prior   Offered     After This        Beneficially Owned        Offered        Offering
   holder(1)         to This Offering(2)(3)    for Sale  Offering(2)(3)   Prior to This Offering(2)    for Sale          (2)
---------------------------------------------------------------------------------------------------------------------------------



                                                                           Number of      Percent of
                    Number of     Percent of                              Depositary      Depositary
                      Shares        Shares                                  Shares          Shares
---------------------------------------------------------------------------------------------------------------------------------
   Alexandra           145,411        *         145,411         0           240,000           3          240,000           0
    Global
  Investment
  Fund 1 Ltd.
---------------------------------------------------------------------------------------------------------------------------------
   Allstate          151,470(5)       *          60,588    90,802           100,000        1.25          100,000           0
   Insurance
    Company
---------------------------------------------------------------------------------------------------------------------------------
   American           36,288(7)       *          24,236    12,052            40,000           *           40,000           0
Travellers Life -
Convertible(6)
---------------------------------------------------------------------------------------------------------------------------------
Argent Classic          12,118        *          12,118         0            20,000           *           20,000           0
  Convertible
Arbitrage Fund
---------------------------------------------------------------------------------------------------------------------------------
Bear, Stearns &    1,194,770(9)   2.4764      1,029,992   164,778         1,700,000       21.25        1,700,000           0
 Co. Inc.(8)
---------------------------------------------------------------------------------------------------------------------------------
 BNP Arbitrage       50,271(10)      *           48,471     1,800            80,000           1           80,000           0
      SNC
---------------------------------------------------------------------------------------------------------------------------------
  BT Holdings           24,236       *           24,236         0            40,000           *           40,000           0
  (New York)
     Inc.
---------------------------------------------------------------------------------------------------------------------------------
   CA Public        394,934(11)      *          168,191   226,743           277,600        3.47          277,600           0
  Employees'
  Retirement
  System
---------------------------------------------------------------------------------------------------------------------------------



========================================================================
                        Series F Preferred Stock
------------------------------------------------------------------------

                                                            Beneficially
                                                             Owned After
Name of Selling       Beneficially Owned                        This
   Security-            Prior to This           Offered       Offering
   holder(1)            Offering(2)(4)          for Sale       (2)(4)
------------------------------------------------------------------------
                    Number
                   of shares
                   of Series     Percent of
                       F          Series F
                   Preferred     Preferred
                     Stock         Stock
------------------------------------------------------------------------
   Alexandra       2,400           3              2,400             0
    Global
  Investment
  Fund 1 Ltd.
------------------------------------------------------------------------
   Allstate        1,000        1.25              1,000             0
   Insurance
    Company
------------------------------------------------------------------------
   American          400           *                400             0
Travellers Life -
Convertible(6)
------------------------------------------------------------------------
Argent Classic       200           *                200             0
  Convertible
Arbitrage Fund
------------------------------------------------------------------------
Bear, Stearns &   17,000       21.25             17,000             0
 Co. Inc.(8)
------------------------------------------------------------------------
 BNP Arbitrage       800           1                800             0
      SNC
------------------------------------------------------------------------
  BT Holdings        400           *                400             0
  (New York)
     Inc.
------------------------------------------------------------------------
   CA Public       2,776        3.47              2,776             0
  Employees'
  Retirement
  System
------------------------------------------------------------------------

===================================================================================================================================
                         Common Stock                                               Depositary Shares
===================================================================================================================================
                                                                                                                   Beneficially
                                                          Beneficially                                             Owned After
Name of Selling                                              Owned                                                     This
  Security-          Beneficially Owned Prior   Offered     After This        Beneficially Owned          Offered    Offering
  holder(1)           to This Offering(2)(3)    for Sale  Offering(2)(3)   Prior to This Offering(2)      for Sale     (2)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Number of    Percent of
                    Number of     Percent of                                  Depositary    Depositary
                     Shares         Shares                                      Shares        Shares
-----------------------------------------------------------------------------------------------------------------------------------
Conseco Health        36,288(13)       *       24,236         12,052             40,000           *         40,000      0
  Insurance-
Convertible(12)




David Lipscomb           485           *          485              0                800           *            800      0
  University
  General
  Endowment



 Deutsche Bank        81,793           *       81,793              0            135,000      1.6875        135,000      0
Securities Inc



Equitable Life         4,604           *        4,604              0              7,600           *          7,600      0
   Assurance
   Separate
    Account
 Convertibles



   The Frist             485           *          485              0                800           *            800      0
  Foundation




   Guaranty            6,059           *        6,059              0             10,000           *         10,000      0
   National
 Insurance Co.



   Hartford          727,053      1.5069      727,053              0          1,200,000          15      1,200,000      0
    Capital
 Appreciation
Fund, Inc.(14)



The High Yield         6,059           *        6,059              0             10,000           *         10,000      0
 Income Fund,
   Inc.(15)




  Highbridge          60,588           *       60,588              0            100,000           *        100,000      0
    Capital
Corporation(16)



   Highmark           24,236           *       24,236              0             40,000           *         40,000      0
  Convertible
  Securities
   Fund(17)

==========================================================================================
                                    Series F Preferred Stock
==========================================================================================
                                                                          Beneficially
                                                                         Owned After
Name of Selling                   Beneficially Owned                          This
  Security-                         Prior to This            Offered        Offering
  holder(1)                         Offering(2)(4)           for Sale       (2)(4)
------------------------------------------------------------------------------------------
                               Number
                             of shares           Percent
                             of Series            of
                                 F              Series F
                             Preferred          Preferred
                                Stock             Stock
------------------------------------------------------------------------------------------
Conseco Health                   400                *             400            0
  Insurance-
Convertible(12)




David Lipscomb                     8                *               8            0
  University
  General
  Endowment


 Deutsche Bank                 1,350                1.6875      1,350            0
Securities Inc



Equitable Life                    76                *              76            0
   Assurance
   Separate
    Account
 Convertibles



   The Frist                       8                *               8            0
  Foundation




   Guaranty                      100                *             100            0
   National
 Insurance Co.



   Hartford                    1,200                    15      1,200            0
    Capital
 Appreciation
Fund, Inc.(14)



The High Yield                   100                *             100            0
 Income Fund,
   Inc.(15)




  Highbridge                   1,000                *           1,000            0
    Capital
Corporation(16)



   Highmark                      400                *             400            0
  Convertible
  Securities
   Fund(17)

====================================================================================================================================
                                                   Common Stock                              Depositary Shares
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Beneficially
                                                             Beneficially                                          Owned After
                                                                Owned                                                  This
Name of Selling       Beneficially Owned Prior    Offered     After This        Beneficially Owned      Offered      Offering
Security-holder(1)    to This Offering(2)(3)      for Sale  Offering(2)(3)   Prior to This Offering(2)  for Sale       (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Number of    Percent of
                       Number of    Percent of                             Depositary   Depositary
                       Shares        Shares                                 Shares      Shares
------------------------------------------------------------------------------------------------------------------------------------
 Hudson River              6,786          *         6,786             0       11,200          *        11,200      0
Trust Balanced
    Account
------------------------------------------------------------------------------------------------------------------------------------
 Hudson River             21,690          *        21,690             0       35,800          *        35,800      0
Trust Growth &
    Income
    Account
------------------------------------------------------------------------------------------------------------------------------------
 Hudson River              5,090          *         5,090             0        8,400          *         8,400      0
 Trust Growth
   Investors
------------------------------------------------------------------------------------------------------------------------------------
   IDS Life              273,857          *       273,857             0      452,000       5.65       452,000      0
  Aggressive
  Growth Fund
------------------------------------------------------------------------------------------------------------------------------------
 J.P. Morgan &         1,231,963(18)   2.5535      90,882     1,141,081      150,000      1.875       150,000      0
   Co., Inc.
------------------------------------------------------------------------------------------------------------------------------------
      JMG                296,383(19)      *       142,381       154,002      235,000     2.9375       235,000      0
  Convertible
 Investments,
     L.P
------------------------------------------------------------------------------------------------------------------------------------
      KA                 133,596          *       133,596             0      220,500     2.7563       220,500      0
  Management
    Limited
------------------------------------------------------------------------------------------------------------------------------------
  KA Trading              57,255          *        57,255             0       94,500     1.1813        94,500      0
     L.P
------------------------------------------------------------------------------------------------------------------------------------
Memphis Light,             6,301          *         6,301             0       10,400          *        10,400      0
  Gas & Water
  Retirement
     Fund
------------------------------------------------------------------------------------------------------------------------------------
  Oppenheimer            121,176          *       121,176             0      200,000        2.5       200,000      0
   Champion
  Income Fund
------------------------------------------------------------------------------------------------------------------------------------
  Oppenheimer             12,118          *        12,118             0       20,000          *        20,000      0
   Variable
 Account Funds
    for the
  Oppenheimer
   Growth &
  Income Fund
------------------------------------------------------------------------------------------------------------------------------------



===============================================================================
                        Series F Preferred Stock
-------------------------------------------------------------------------------
                                                           Beneficially
                                                           Owned After
                    Beneficially Owned                         This
Name of Selling       Prior to This              Offered     Offering
Security-holder(1)    Offering(2)(4)             for Sale     (2)(4)
-------------------------------------------------------------------------------
                        Number
                       of shares
                       of Series   Percent of
                           F        Series F
                       Preferred   Preferred
                         Stock       Stock
-------------------------------------------------------------------------------
 Hudson River                 112        *           112      0
Trust Balanced
    Account
-------------------------------------------------------------------------------
 Hudson River                 358        *           358      0
Trust Growth &
    Income
    Account
-------------------------------------------------------------------------------
 Hudson River                  84        *            84      0
 Trust Growth
   Investors
-------------------------------------------------------------------------------
   IDS Life                 4,520     5.65         4,520      0
  Aggressive
  Growth Fund
-------------------------------------------------------------------------------
 J.P. Morgan &              1,500    1.875         1,500      0
   Co., Inc.
      JMG                   2,350   2.9375         2,350      0
-------------------------------------------------------------------------------
  Convertible
 Investments,
     L.P
-------------------------------------------------------------------------------
      KA                    2,250   2.7563         2,250      0
  Management
    Limited
-------------------------------------------------------------------------------
  KA Trading                  945   1.1813   945              0
     L.P
-------------------------------------------------------------------------------
Memphis Light,                104        *           104      0
  Gas & Water
  Retirement
     Fund
-------------------------------------------------------------------------------
  Oppenheimer               2,000      2.5         2,000      0
   Champion
  Income Fund
-------------------------------------------------------------------------------
  Oppenheimer                 200        *           200      0
   Variable
 Account Funds
    for the
  Oppenheimer
   Growth &
  Income Fund
-------------------------------------------------------------------------------


====================================================================================================================================
                                                   Common Stock                              Depositary Shares
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Beneficially
                                                             Beneficially                                          Owned After
                                                                Owned                                                  This
Name of Selling       Beneficially Owned Prior    Offered     After This        Beneficially Owned      Offered      Offering
Security-holder(1)    to This Offering(2)(3)      for Sale  Offering(2)(3)   Prior to This Offering(2)  for Sale       (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Number of     Percent of
                       Number of    Percent of                               Depositary    Depositary
                        Shares       Shares                                   Shares         Shares
------------------------------------------------------------------------------------------------------------------------------------
Prudential High        169,646          *         169,646            0        280,000          3.5       280,000           0
  Yield Fund,
   Inc.(20)
------------------------------------------------------------------------------------------------------------------------------------
Prudential High         12,118          *          12,118            0         20,000            *        20,000           0
  Yield Total
 Return Fund,
   Inc.(21)
------------------------------------------------------------------------------------------------------------------------------------
The Prudential          54,529          *          54,529            0         90,000        1.125        90,000           0
 Series Fund,
Inc. High Yield
     Bond
 Portfolio(22)
------------------------------------------------------------------------------------------------------------------------------------
   Security             18,177          *          18,177            0         30,000            *        30,000          0
   Insurance
  Company of
   Hartford
------------------------------------------------------------------------------------------------------------------------------------
  SunAmerica            24,236          *          24,236            0         40,000            *        40,000          0
  High Income
     Fund
------------------------------------------------------------------------------------------------------------------------------------
  SunAmerica,          242,351          *         242,351            0        400,000            5       400,000          0
     Inc
------------------------------------------------------------------------------------------------------------------------------------
  SunAmerica            36,353          *          36,353            0         60,000            *        60,000          0
 Series Trust
  High Yield
     Bond
------------------------------------------------------------------------------------------------------------------------------------
  Susquehanna           33,323          *          33,323            0         55,000            *        55,000          0
    Capital
   Group(23)
------------------------------------------------------------------------------------------------------------------------------------
    Tribeca            227,204          *         227,204            0        375,000       4.6875       375,000          0
  Investments
    L.L.C
------------------------------------------------------------------------------------------------------------------------------------
Triton Capital         455,931(24)      *         142,381      313,550        235,000       2.9375       235,000          0
 Investments,
     Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Warburg Dillon          21,206          *          21,206            0         35,000            *        35,000          0
 Read LLC(25)
------------------------------------------------------------------------------------------------------------------------------------



========================================================================
                        Series F Preferred Stock
------------------------------------------------------------------------
                                                           Beneficially
                                                           Owned After
                    Beneficially Owned                         This
Name of Selling       Prior to This              Offered     Offering
Security-holder(1)    Offering(2)(4)             for Sale     (2)(4)
------------------------------------------------------------------------
                        Number
                       of shares
                       of Series   Percent of
                           F        Series F
                       Preferred   Preferred
                         Stock       Stock
------------------------------------------------------------------------
Prudential High         2,800         3.5           2,800         0
  Yield Fund,
   Inc.(20)
------------------------------------------------------------------------
Prudential High           200           *             200         0
  Yield Total
 Return Fund,
   Inc.(21)
------------------------------------------------------------------------
The Prudential            900       1.125             900         0
 Series Fund,
Inc. High Yield
     Bond
 Portfolio(22)
------------------------------------------------------------------------
   Security               300           *             300         0
   Insurance
  Company of
   Hartford
------------------------------------------------------------------------
  SunAmerica              400           *             400         0
  High Income
     Fund
------------------------------------------------------------------------
  SunAmerica,           4,000           5           4,000         0
     Inc
------------------------------------------------------------------------
  SunAmerica              600           *             600         0
 Series Trust
  High Yield
     Bond
------------------------------------------------------------------------
  Susquehanna             550           *             550         0
    Capital
   Group(23)
------------------------------------------------------------------------
    Tribeca             3,750      4.6875           3,750         0
  Investments
    L.L.C
------------------------------------------------------------------------
Triton Capital          2,350      2.9375           2,350         0
 Investments,
     Ltd.
------------------------------------------------------------------------
Warburg Dillon            350           *             350         0
 Read LLC(25)
------------------------------------------------------------------------

* Less than one percent. Based on 48,246,918 shares of Common Stock outstanding on September 30, 1998, 8,000,000 Depositary Shares outstanding on September 30, 1998 and 80,000 shares of Series F Preferred Stock outstanding on September 30, 1998.

(1) The names of additional Selling Securityholders may be provided subsequent hereto pursuant to Section 424(b)(3) of the Securities Act.


(2) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the securities beneficially owned.

(3) Assuming the conversion of all Depositary Shares and/or shares of Series F Preferred Stock. The Depositary Shares and the Series F Preferred Stock may not be converted into Common Stock until November 17, 1998. Unless otherwise indicated by footnote, all the shares of Common Stock beneficially owned by the Selling Securityholders are shares issuable upon conversion of the Series F Preferred Stock and/or Depositary
       Shares.

(4) Assuming the conversion of all Depositary Shares into shares of Series F Preferred Stock on the basis of one share of Series F Preferred Stock for each one hundred Depositary Shares.


(5) Includes 32,134 shares of Common Stock issuable upon conversion of 50,000 depositary shares each representing a one-hundredth interest in a share of the Series D Preferred Stock owned by Allstate Insurance Company; 49,612 shares of Common Stock issuable upon conversion of 120,000 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by Allstate Insurance Company; and 9,136 shares of Common Stock currently owned by Allstate Insurance Company.



(6) Conseco Capital Management, Inc. is the parent company of American Travellers Life - Convertible and may be deemed to be the beneficial owner of the Securities owned by American Travellers Life Convertible. Conseco Capital Management, Inc. is also the parent company of Conseco Health Insurance Convertible and may also be deemed to be the beneficial owner of the Securities owned by Conseco Health Insurance - Convertible. See also note 12 below.



(7) Includes 12,052 shares of Common Stock issuable upon conversion of 29,150 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by American Travellers Life - Convertible.



(8) Bear, Stearns & Co. Inc. provides investment banking services to the Company and was one of four initial purchasers in a private placement by the Company of the Series F Preferred Stock. Bear, Stearns & Co. Inc. has also acted as lead manager in connection with the initial offering of other securities of the Company. The Company has been advised by Bear, Stearns & Co. Inc. that the shares of Series F Preferred Stock held by Bear, Stearns & Co. Inc. were acquired from time to time after the initial placement in its capacity as a broker-dealer or market-maker. Bear, Stearns & Co. Inc. is a registered broker-dealer and may be deemed to be an underwriter within the meaning of the Securities Act with respect to any Securities sold by it hereunder.



(9) Includes 113,754 shares of Common Stock issuable upon conversion of 177,000 depositary shares each representing a one-hundredth interest in a share of the Series D Preferred Stock owned by Bear, Stearns & Co. Inc., and 51,024 shares of Common Stock issuable upon conversion of 123,415 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by Bear, Stearns & Co. Inc.



(10)   Includes 1,800 shares of Common Stock currently owned by BNP Arbitrage
       SNC.






(11) Includes 10,336 shares of Common Stock issuable upon conversion of 25,000 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by CA Public Employees' Retirement System, and 216,407 shares of Common Stock currently owned by CA Public Employees' Retirement System.



(12) Conseco Capital Management, Inc. is the parent company of Conseco Health Insurance - Convertible and may be deemed to be the beneficial owner of the Securities owned by Conseco Health Insurance Convertible. Conseco Capital Management, Inc. is also the parent company of American Travellers Life Convertible and may also be deemed to be the beneficial owner of the Securities owned by American Travellers Life - Convertible. See also note 6 above.



(13) Includes 12,052 shares of Common Stock issuable upon conversion of 29,150 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by Conseco Health Insurance - Convertible.



(14) Wellington Management Co., LLP is the registered investment adviser to Hartford Capital Appreciation Fund, Inc. and may be deemed to be the beneficial owner of the Securities owned by Hartford Capital Appreciation Fund, Inc.

(15) The Prudential Investment Corporation, the investment advisor of The High Yield Income Fund, Inc., may be deemed to be the beneficial owner of the Securities owned by The High Yield Income Fund, Inc. The Prudential Investment Corporation disclaims beneficial ownership of the Securities owned by The High Yield Income Fund, Inc. See also notes 20, 21 and 22 below.



(16) Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation and may be deemed to be the beneficial owner of the Securities owned by Highbridge Capital Corporation.



(17) The Bank of Tokyo - Mitsubishi Trust Company is the investment advisor to Highmark Convertible Securities Fund and may be deemed to be the beneficial owner of the Securities owned by Highmark Convertible Securities Fund.



(18) Includes 1,141,081 shares of Common Stock currently owned by J.P. Morgan & Co., Inc.



(19) Includes 154,002 shares of Common Stock issuable upon conversion of 372,500 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by JMG Convertible Investments, L.P.



(20) The Prudential Investment Corporation, the investment advisor of Prudential High Yield Fund, Inc., may be deemed to be the beneficial owner of the Securities owned by Prudential High Yield Fund, Inc. The Prudential Investment Corporation disclaims beneficial ownership of the Securities owned by Prudential High Yield Fund, Inc. See also note 15 above and notes 21 and 22 below.



(21) The Prudential Investment Corporation, the investment advisor of Prudential High Yield Total Return Fund, Inc., may be deemed to be the beneficial owner of the Securities owned by Prudential High Yield Total Return Fund, Inc. The Prudential Investment Corporation disclaims beneficial ownership of the Securities owned by Prudential High Yield Total Return Fund, Inc. See also notes 15 and 20 above and note 22 below.



(22) The Prudential Investment Corporation, the investment advisor of The Prudential Series Fund, Inc. High Yield Bond Portfolio, may be deemed to be the beneficial owner of the Securities owned by The Prudential Series Fund, Inc. High Yield Bond Portfolio. The Prudential Investment Corporation disclaims beneficial ownership of the Securities owned by The Prudential Series Fund, Inc. High Yield Bond Portfolio. See also notes 15, 20 and 21 above.



(23) Susquehanna Capital Group has entered into a contractual arrangement in which the Securities owned by Susquehanna Capital Group are pledged to Merrill Lynch Professional Clearing Corp., as clearing agent.



(24) Includes 158,550 shares of Common Stock issuable upon conversion of 383,500 depositary shares each representing a one-hundredth interest in a share of the Series E Preferred Stock owned by Triton Capital Investments, Ltd., and 155,000 shares of Common Stock currently owned by Triton Capital Investments, Ltd.



(25) Warburg Dillon Read LLC was one of the four initial purchasers in a private placement by the Company of the Series F Preferred Stock. The Company has been advised by Warburg Dillon Read LLC that the shares of Series F Preferred Stock held by Warburg Dillon Read LLC were acquired from time to time after the initial placement in its capacity as a broker-dealer or market-maker. Warburg Dillon Read LLC is a registered broker-dealer and may be deemed to be an underwriter within the meaning of the Securities Act with respect to any Securities sold by it hereunder.

     The Common Stock, Depositary Shares, Series F Preferred Stock and October 1998 Dividend Shares owned by the Selling Securityholders and the Dividend Shares issuable by the Company represent all of the securities covered by the Registration Statement. The Depositary Shares were originally issued by the Company and purchased by the Initial Purchasers in the Offering. The Initial Purchasers, in turn, resold the Depositary Shares in private sales pursuant to exemption from registration under the Securities Act. The October 1998 Dividend Shares were issued by the Company in lieu of cash dividends on the Series F Preferred Stock on October 15, 1998.

                              PLAN OF DISTRIBUTION


     The Company will not receive any proceeds from the sale of the Securities or the issuance of the Dividend Shares offered hereby. The Dividend Shares may be issued by the Company in lieu of cash from time to time to holders of record of the Series F Preferred Stock, all in accordance with the Certificate of Designation, during the two year period commencing on the date of this Prospectus. See "Description of Series F Preferred Stock -- Dividends." The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in amounts to be negotiated immediately prior to the sale in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. Additionally, agents, brokers or dealers may acquire Securities or interests therein as a pledge and may, from time to time, effect distribution of the Securities or interests in such capacity. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters", and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold by the Selling Securityholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this Prospectus.


     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Depositary Shares by the Company, each of the Company and the applicable Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


     Intermedia's Certificate of Incorporation provides that Intermedia will to the fullest extent permitted by the DGCL indemnify all persons whom it may indemnify pursuant thereto. Intermedia's Bylaws contain a similar provision requiring indemnification of Intermedia's directors and officers to the fullest extent authorized by the DGCL. The DGCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Intermedia unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The DGCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, Intermedia's Certificate of Incorporation contains a provision limiting the personal liability of Intermedia's directors for monetary damages for certain breaches of their fiduciary duty. Intermedia has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Intermedia pursuant to the foregoing provisions, Intermedia has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for the Company by Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, beneficially owns 11,490 shares of the Common Stock and owns the 1997 Warrant which permits its holder to purchase 200,000 shares of Common Stock at an exercise price of $20.75 per share.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company and Shared appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of DIGEX appearing in DIGEX's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The December 31, 1996 audited financial statements of Shared incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated statements of operations, stockholders' equity and cash flows of Shared and subsidiaries for the year ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report, which includes an explanatory paragraph relating to the changing of the method of accounting for its investment in one of its subsidiaries, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee), all of which will be borne by the Company:


Securities and Exchange Commission filing fee...........................................$     56,104.00
Legal fees and expenses.................................................................$     50,000.00
Accountant's fees and expenses .........................................................$     15,000.00
Miscellaneous...........................................................................$      4,356.00
                                                                                             ----------
Total...................................................................................$    125,460.00


ITEM 15.  Indemnification of Directors and Officers.


         The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the DGCL indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the DGCL. The DGCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The DGCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

ITEM 16.  Exhibits and Financial Data Schedules.

(a) Exhibits


1.1*       --   Purchase Agreement, dated as of August 12, 1998, among the Company and the Initial Purchasers.

2.1        --   Agreement and Plan of Merger, dated as of June 4, 1997, among the Company, Daylight
                Acquisition Corp. and DIGEX.  Exhibit 99(c)(1) to the Company's Schedule 14D-1 filed with the
                Commission on June 11, 1997 is incorporated herein by reference.

2.2        --   Agreement and Plan of Merger, dated as of November 20, 1997, among the Company, Moonlight
                Acquisition Corp. and Shared Technologies Fairchild, Inc.  Exhibit 99(c)(1) to the Company's
                Schedule 14D-1 and Schedule 13D filed with the Commission on November 26, 1997 is incorporated herein by reference.

2.3        --   Acquisition Agreement, dated as of December 17, 1997, among the Company and the holders of interests in the Long Distance Savers companies.  Exhibit 2.3 to Amendment No. 1 to the
                Company's Registration Statement on Form S-3 filed with the Commission on January 14, 1998
                (No. 333-42999) is incorporated herein by reference.

2.4        --   Agreement and Plan of Merger, dated as of February 11, 1998, among the Company, Sumter One
                Acquisition, Inc., Sumter Two Acquisition, Inc., National Telecommunications of Florida, Inc.,
                NTC, Inc. and the stockholders of National. Exhibit 2.4 to the Company's Registration Statement
                on Form S-3 filed with the Commission on February 13, 1998 (No. 333-46369) is incorporated herein by reference.

4.1        --   Indenture, dated as of June 2, 1995, between the Company and SunBank National Association, as trustee.  Exhibit 4.1 to the Company's Registration Statement on Form S-4 filed with the
                Commission on June 20, 1995 (No. 33-93622) is incorporated herein by reference.

4.1(a)     --   Amended and Restated Indenture, dated as of April 26, 1996, governing the Company's 13% Series
                B Senior Notes due 2005, between the Company and SunTrust Bank, Central Florida, National
                Association, as trustee. Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the
                Commission on April 29, 1996 is incorporated herein by reference.

4.2        --   Indenture, dated as of May 14, 1996, between the Company and SunTrust Bank, Central Florida,
                National Association, as trustee.  Exhibit 4.1 to Amendment No. 1 to the Company's Registration
                Statement on Form S-3 filed with the Commission on April 18, 1996 (No. 33-34738) is incorporated herein by reference.

4.3        --   Indenture, dated as of July 9, 1997, between the Company and SunTrust Bank, Central Florida,
                National Association, as trustee.  Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on July 17, 1997 is incorporated herein by reference.

4.4        --   Indenture, dated as of October 30, 1997, between the Company and SunTrust Bank, Central Florida,
                National Association, as trustee.  Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on November 6, 1997 is incorporated herein by reference.

4.5        --   Indenture, dated as of December 23, 1997, between the Company and SunTrust Bank, Central
                Florida, National Association, as trustee.  Exhibit 4.5 to the Company's Registration Statement on
                Form S-4 filed with the Commission on February 11, 1998 (No. 333-44875) is incorporated herein by reference.

 4.6       --   Indenture, dated as of May 27, 1998, between the Company and SunTrust Bank, Central Florida,
                National Association, as trustee.  Exhibit 4.6  to the Company's Registration Statement on Form S-4
                filed with the Commission on June 16, 1998 (No. 333-56939) is incorporated herein by reference.

 4.7*      --   Registration Rights Agreement, dated as of August 18, 1998, among the Company and the Initial
                Purchasers.

 4.8*      --   Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating,
                Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 7% Series F
                Junior Convertible Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on August 17, 1998.

 4.9*      --   Deposit Agreement, dated as of August 18, 1998, between the Company and Continental Stock
                Transfer & Trust Company.

 5.1**     --   Opinion of Kronish Lieb Weiner & Hellman LLP.

 8.1       --   Opinion of Kronish Lieb Weiner & Hellman LLP re: Tax matters is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

12.1*      --   Statement Re: Computation of Ratios.

23.1       --   Consent of Kronish Lieb Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

23.2       --   Consent of Ernst & Young LLP.

23.3       --   Consent of Ernst & Young LLP.

23.4       --   Consent of Ernst & Young LLP.

23.5       --   Consent of Arthur Andersen LLP

23.6       --   Consent of  Rothstein, Kass & Company, P.C.

24.1*      --   Power of Attorney.



-----------------------------
*          Previously filed.
**         To be filed by amendment.


(b) Financial Data Schedules

     Financial Data Schedules are not required to be filed since all financial statements have been previously included in filings with the Commission.

ITEM 17.  Undertakings.

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 29th day of October , 1998.


                                    INTERMEDIA COMMUNICATIONS INC.

                                     By:/s/ Robert M. Manning
                                        ----------------------------------------
                                        Robert M. Manning,
                                        Chief Financial Officer and, Secretary
                                        Senior Vice President



              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                         SIGNATURE                                        TITLE                         DATE
                         ---------                                        -----                         ----
      Principal Executive Officers:

                                                                 Chairman of the Board,         October 29, 1998
                              *                                    President and Chief
        ---------------------------------------------              Executive Officer
        David C. Ruberg

        Principal Financial and Accounting Officers:


          /s/ Robert M. Manning                                  Chief Financial Officer and    October 29, 1998
        ---------------------------------------------              Senior Vice President
        Robert M. Manning

                              *                                   Controller and Chief          October 29, 1998
        ---------------------------------------------                Accounting Officer
        Jeanne M. Walters

        Other Directors:

                              *                                         Director                October 29, 1998
        ---------------------------------------------
        John C. Baker

                              *                                         Director                October 29, 1998
        ---------------------------------------------
        George F. Knapp

                              *                                         Director                October 29, 1998
        ---------------------------------------------
        Philip A. Campbell

        *by:    /s/ Robert M. Manning
          -------------------------------------------
                    Robert M. Manning,
                    as attorney in fact

                                  EXHIBIT INDEX



Number                                       Exhibit                                           Page
------                                       -------                                           ----
1.1*     --   Purchase Agreement, dated as of August 12, 1998, among the Company and the Initial Purchasers.

2.1      --   Agreement and Plan of Merger, dated as of June 4, 1997, among the Company, Daylight Acquisition Corp. and DIGEX. Exhibit
              99(c)(1) to the Company's Schedule 14D-1 filed with the Commission on June 11, 1997 is incorporated herein by reference.

2.2      --   Agreement and Plan of Merger, dated as of November 20, 1997, among the Company, Moonlight Acquisition Corp. and Shared Technologies
              Fairchild, Inc. Exhibit 99(c)(1) to the Company's Schedule 14D-1
              and Schedule 13D filed with the Commission on November 26, 1997 is incorporated herein by reference.

2.3      --   Acquisition Agreement, dated as of December 17, 1997, among the
              Company and the holders of interests in the Long Distance Savers companies. Exhibit 2.3 to Amendment No. 1 to the Company's
              Registration Statement on Form S-3 filed with the Commission on
              January 14, 1998 (No. 333-42999) is incorporated herein by reference.

2.4      --   Agreement and Plan of Merger, dated as of February 11, 1998, among the Company, Sumter One Acquisition, Inc., Sumter Two Acquisition,
              Inc., National Telecommunications of Florida, Inc., NTC, Inc. and
              the stockholders of National. Exhibit 2.4 to the Company's
              Registration Statement on Form S-3 filed with the Commission on
              February 13, 1998 (No. 333-46369) is incorporated herein by reference.

4.1      --   Indenture, dated as of June 2, 1995, between the Company and
              SunBank National Association, as trustee. Exhibit 4.1 to the
              Company's Registration Statement on Form S-4 filed with the
              Commission on June 20, 1995 (No. 33-93622) is incorporated herein by reference.

4.1(a)   --   Amended and Restated Indenture, dated as of April 26, 1996, governing the Company's 13% Series B Senior Notes due 2005, between the Company and SunTrust Bank, Central Florida, National
              Association, as trustee. Exhibit 4.1 to the Company's Current
              Report on Form 8-K filed with the Commission on April 29, 1996 is incorporated herein by reference.

4.2      --   Indenture, dated as of May 14, 1996, between the Company and
              SunTrust Bank, Central Florida, National Association, as trustee.
              Exhibit 4.1 to Amendment No. 1 to the Company's Registration
              Statement on Form S-3 filed with the Commission on April 18, 1996
              (No. 33-34738) is incorporated herein by reference.

4.3      --   Indenture, dated as of July 9, 1997, between the Company and
              SunTrust Bank, Central Florida, National Association, as trustee.
              Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on July 17, 1997 is incorporated herein by
              reference.

4.4      --   Indenture, dated as of October 30, 1997, between the Company and
              SunTrust Bank, Central Florida, National Association, as trustee.
              Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on November 6, 1997 is incorporated herein by reference.

4.5      --   Indenture, dated as of December 23, 1997, between the Company and SunTrust Bank, Central Florida, National Association, as
              trustee. Exhibit 4.5 to the Company's Registration Statement on
              Form S-4

Number                                     Exhibit                                        Page
------                                     -------                                        ----
              filed with the Commission on February 11, 1998 (No. 333-44875) is incorporated herein by reference.

 4.6     --   Indenture, dated as of May 27, 1998, between the Company and
              SunTrust Bank, Central Florida, National Association, as trustee.
              Exhibit 4.6 to the Company's Registration Statement on Form S-4
              filed with the Commission on June 16, 1998 (No. 333-56939) is incorporated herein by reference.

 4.7*    --   Registration Rights Agreement, dated as of August 18, 1998, among the Company and the Initial Purchasers.

 4.8*    --   Certificate of Designation of Voting Power, Designation
              Preferences and Relative, Participating, Optional and Other
              Special Rights and Qualifications, Limitations and Restrictions of
              7% Series F Junior Convertible Preferred Stock of the Company,
              filed with the Secretary of State of the State of Delaware on
              August 17, 1998.

 4.9*    --   Deposit Agreement, dated as of August 18, 1998, between the
              Company and Continental Stock Transfer & Trust Company.

 5.1**   --   Opinion of Kronish Lieb Weiner & Hellman LLP.

 8.1     --   Opinion of Kronish Lieb Weiner & Hellman LLP re: Tax matters is contained in their opinion filed as Exhibit 5.1 to this
              Registration Statement.

12.1*    --   Statement Re: Computation of Ratios.

23.1     --   Consent of Kronish Lieb Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

23.2     --   Consent of Ernst & Young LLP.

23.3     --   Consent of Ernst & Young LLP.

23.4     --   Consent of Ernst & Young LLP.

23.5     --   Consent of Arthur Andersen LLP

23.6     --   Consent of Rothstein, Kass & Company, P.C.

24.1*    --   Power of Attorney.





--------------------
*        Previously filed.
**       To be filed by amendment.